As Filed with the Securities and Exchange Commission on September 18, 2002
Registration No. 333-85144

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEAR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	13-3386776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

and subsidiary guarantors:

Lear Operations Corporation	Lear Midwest Automotive, Limited Partnership
Lear Corporation Automotive Holdings	Lear Corporation Automotive Systems
Lear Corporation EEDS and Interiors	Lear Automotive (EEDS) Spain S.L.
Lear Seating Holdings Corp. #50	Lear Corporation Mexico, S.A. de C.V.
Lear Technologies, LLC
(Exact name of Registrants as specified in their respective charters)

Delaware	38-3265872	Delaware	61-1317467
Delaware	11-2462850	Ohio	34-6534576
Delaware	38-2446360	Spain	38-3384976
Delaware	38-2929055	Mexico	CIN-830323-T75
Delaware	52-2133836
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Joseph F. McCarthy, Esq.
Lear Corporation
21557 Telegraph Road	21557 Telegraph Road
Southfield, MI 48086-5008	Southfield, MI 48086-5008
(248) 447-1500	(248) 447-1500
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone number,
area code, of Registrant’s principal executive offices)	including area code, of agent for service)

Copies to:

John L. MacCarthy
Daniel A. Ninivaggi
Winston & Strawn
200 Park Avenue
New York, NY 10166
(212) 294-6700

     Approximate Date of Commencement of Proposed Sale to Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities covered by this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 18, 2002

PROSPECTUS

$640,000,000

Zero-Coupon Convertible Senior Notes Due February 20, 2022

And
Common Stock Issuable Upon Conversion Of The Notes

          We issued the notes in a private placement on February 20, 2002 at an issue price of $391.06 for each note of $1,000 principal amount at maturity. The selling securityholders may use this prospectus to resell from time to time the notes and the shares of our common stock issuable upon conversion of the notes.

          We will not pay cash interest on the notes prior to maturity except under the circumstances described below. Instead, on February 20, 2022, the maturity date of the notes, holders of notes will receive $1,000 for each note. The original issue price per note of $391.06 represents a yield to maturity of 4.75% per year calculated from February 20, 2002. If certain tax-related events occur and we so elect, the notes will cease to accrete original issue discount, and cash interest will accrue at a rate of 4.75% per year on the restated principal amount and be payable semi-annually. Each note will have a principal amount at maturity of $1,000.

          Holders may convert their notes at any time on or before the maturity date initially into 7.5204 shares of our common stock for each note if (1) the sale price of our common stock issuable upon conversion of a note reaches a specified threshold, (2) the credit rating of the notes is reduced to below specified thresholds, (3) the notes are called for redemption or (4) specified corporate transactions or distributions have occurred. The conversion rate will be subject to adjustment in some events but will not be adjusted for increases in accreted value.

          We may not redeem the notes before February 20, 2007. We may, at any time on or after February 20, 2007, redeem all or a portion of the notes for cash in an amount equal to the accreted value of the notes. Holders may require us to purchase their notes on the following dates at the following prices: February 20, 2007 at $494.52, February 20, 2012 at $625.35 and February 20, 2017 at $790.79. In addition, if we experience a fundamental change, holders may require us to purchase all or a portion of their notes at a purchase price equal to the accreted value of the notes. We may choose to pay the purchase price in cash, shares of our common stock valued at their market price or a combination of cash and shares of our common stock.

          The notes are unsecured and rank equally with our other unsecured senior indebtedness. The notes are guaranteed by our subsidiaries that are guarantors under our primary credit facilities and our existing senior notes.

          Our common stock is listed on the New York Stock Exchange under the symbol “LEA.” There is currently no established trading market for the notes.

          Investing in the notes involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

          We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders. The notes and the shares of common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The notes and the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

          Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved the notes or the common stock issuable upon conversion of the notes nor determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

Incorporation of Certain Documents By Reference

       We file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

      The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Copies of such materials can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      In addition, reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The reports and other documents referred to below shall be deemed to be incorporated by reference in and made a part of this prospectus.

      We incorporate by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the Securities and Exchange Commission on September 13, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended June 29, 2002;

•	our Current Report on Form 8-K dated May 9, 2002;

•	our Current Report on Form 8-K dated August 8, 2002;

•	our Current Report on Form 8-K dated August 9, 2002; and

•	any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities offered by this prospectus are sold.

      We will make available free of charge, upon request, copies of this prospectus and any document incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, tel. (248) 447-1500.

      Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

i

Forward-Looking Statements
Prospectus Summary
Risk Factors
Use of Proceeds
Ratio of Earnings to Fixed Charges
Price Range of Common Stock and Dividends
Capitalization
Description of the Notes
Description of Capital Stock
Material United States Federal Income Tax Consequences
Selling Securityholders
Plan of Distribution
LEGAL MATTERS
INDEPENDENT AUDITORS
Post Effective Amendment to Form S-3
EX-12.1 Statement Re: Computation of Ratios
EX-24.2 Power of Attorney-Messers. Fry and Mallett

      You should rely on the information contained in this prospectus or to which we have referred you or any other information you deem relevant in making an investment decision. We have not authorized anyone to provide you with information that is different than the information contained or incorporated by reference in this prospectus. This prospectus may only be used where it is legal to sell these securities.

ii

Forward-Looking Statements

       This prospectus contains and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends” and “estimates,” and similar expressions, identify these forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in “Risk Factors,” as well as:

•	general economic conditions in the markets in which we operate;

•	fluctuations in worldwide or regional automotive and light truck production;

•	financial or market declines of our customers;

•	labor disputes involving us or our significant customers;

•	changes in practices and/or policies of our significant customers toward outsourcing automotive components and systems;

•	our success in achieving cost reductions that offset or exceed customer-mandated selling price reductions;

•	liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products;

•	increases in our warranty costs;

•	fluctuations in currency exchange rates;

•	increases in interest rates;

•	changes in technology and technological risks;

•	adverse changes in economic conditions or political instability in the jurisdictions in which we operate;

•	increases in energy costs;

•	raw material shortages; and

•	other risks detailed from time to time in our Securities and Exchange Commission filings (including those incorporated by reference herein).

      All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

iii

Prospectus Summary

       This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information you need to consider before investing in the notes. To understand all of the terms of the notes and for a more complete understanding of the business of Lear, you should read carefully this entire document and the documents incorporated by reference in this document. When we use the terms “Lear,” “we,” “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Lear Corporation and its consolidated subsidiaries.

Lear Corporation

General

      We are the fifth largest automotive supplier in the world. We are the leading supplier in the global automotive interior market and the third largest supplier in the global automotive electrical distribution systems market. We have grown substantially over the last five years as a result of both internal growth and acquisitions. Our sales have grown from $6.2 billion in 1996 to $13.6 billion in 2001, a compound annual growth rate of 17%. As a result of adverse economic conditions and lower global production volumes on existing programs in 2001, our net sales declined from $14.1 billion in 2000 to $13.6 billion in 2001. We supply every major automotive manufacturer in the world, including General Motors, Ford, DaimlerChrysler, BMW, Fiat, Volkswagen, Peugeot, Renault, Toyota and Subaru.

      We have established in-house capabilities in all five principal segments of the automotive interior market: seat systems; flooring and acoustic systems; door panels; instrument panels; and headliners. As a result of these capabilities, we offer our customers fully-integrated modules, as well as design, engineering and project management support for the entire automotive interior, including electronics and electrical distribution systems. We believe that our ability to offer automotive interiors with integrated electrical distribution systems provides us with a competitive advantage, as automotive manufacturers continue to reduce their supplier base and cost structures and to demand improved quality, greater product integration and enhanced technology.

      We are focused on delivering high-quality automotive interior systems and components to our customers on a global basis. Due to the opportunity for significant cost savings and improved product quality and consistency, automotive manufacturers have increasingly required their suppliers to manufacture automotive interior systems and components in multiple geographic markets. In recent years, we have followed our customers and expanded our operations significantly in Europe, South America, South Africa and the Asia/Pacific Rim region. As a result of our efforts to expand our worldwide operations, our sales outside the United States and Canada have grown from $2.2 billion in 1996 to $5.7 billion in 2001. In the United States and Canada, our sales declined from $8.6 billion in 2000 to $7.9 billion in 2001, primarily as a result of adverse economic conditions and lower production volumes on existing programs.

      Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48086-5008. Our telephone number at that location is (248) 447-1500.

The Offering

Issuer	Lear Corporation.

Notes Offered	$640,000,000 principal amount at maturity of Zero-Coupon Convertible Senior Notes due February 20, 2022. We will not pay cash interest on the notes prior to maturity, other than as described under “Description of the Notes — Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.” Each note was originally issued at a price of $391.06 and a principal amount at maturity of $1,000.

Maturity	February 20, 2022.

Yield to Maturity of Notes	4.75% per year (computed on a semi-annual bond equivalent basis) calculated from February 20, 2002.

Conversion Rights	Holders may convert their notes at any time prior to the close of business on February 20, 2022 if any of the following conditions are satisfied:

• the average per share sale price of our common stock for the 20 trading days immediately prior to the conversion date is at least a specified percentage beginning at 120% and declining 1/2% each year thereafter until it reaches 110% at maturity, of the accreted value of a note, divided by the conversion rate;

• the long-term credit rating assigned to the notes by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”) is reduced below Ba3 or BB-, respectively, or either of these rating services withdraws its long-term credit rating assigned to the notes;

• we call the notes for redemption;

• we make specified distributions to our stockholders; or

• we become a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property.

For each note of $1,000 principal amount at maturity converted, we will deliver 7.5204 shares of our common stock (including rights associated with our shareholder rights plan).

Your right to surrender notes for conversion will expire at the close of business on February 20, 2022.

The conversion rate may be adjusted under certain circumstances, but will not be adjusted for increases in accreted value.

Ranking	The notes are senior unsecured obligations and rank equal in right of payment with all of our existing and future unsubordinated unsecured indebtedness. Indebtedness under our primary credit facilities is secured by the pledge of all or a portion of the capital stock of certain of our subsidiaries. The notes do not have the benefit of such pledges. In addition, the notes effectively rank junior in right of payment to our other current and future secured debt to the extent of the value of the assets securing such debt. The notes also effectively rank junior in right of payment to all obligations of our subsidiaries which do not guarantee the notes with respect to the assets of those subsidiaries and effectively rank junior in right of payment to current and future secured debt of the guarantors to the extent of the value of the assets securing such debt. As of June 29, 2002, the notes would have been effectively subordinated to approximately $2.4 billion of our indebtedness and other obligations.

Guarantees	The notes are guaranteed on a senior unsecured basis by each of our subsidiaries that guarantee our primary credit facilities and our existing senior notes. In the event that any such subsidiary ceases to be a guarantor under our primary credit facilities and the existing senior notes, such subsidiary will be released as a guarantor of the notes.

Tax	The notes were offered at an original issue discount for federal income tax purposes equal to the excess of their principal amount at maturity over the amount of their issue price. We will not make periodic cash payments of interest on the notes except as described under “Description of the Notes — Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.” Nonetheless, you should be aware that accrued original issue discount will be included periodically in your gross income for U.S. federal income tax purposes. You should also be aware that you will be responsible for the payment of taxes that may be due even though you may not receive any cash payment at the time the original issue discount is included in your gross income. See “Material United States Federal Income Tax Consequences.”

Optional Redemption	We may not redeem the notes before February 20, 2007. We may, at any time on or after February 20, 2007, redeem for cash all or a portion of the notes at their accreted value. If the notes have been converted to Cash Pay Notes following the occurrence of a Tax Event, as described in “Description of the Notes — Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event,” the redemption price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the redemption date.

Purchase of Notes by Us at the Option of the Holder	Holders may require us to purchase their notes on any one of the following dates at the following prices:

• On February 20, 2007 at a price of $494.52 per note;

• On February 20, 2012 at a price of $625.35 per note; and

• On February 20, 2017 at a price of $790.79 per note.

If the notes have been converted to Cash Pay Notes following the occurrence of a Tax Event, as described in “Description of the Notes — Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event,” the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. We may choose to pay the purchase price in cash, shares of our common stock valued at their market price or a combination of cash and shares of our common stock. Our right to purchase the notes, in whole or in part, with shares of our common stock is subject to our satisfying several conditions, including:

• the registration of such shares of common stock under the Securities Act and the Exchange Act, if required; and

• any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

Optional Conversion to Semi-Annual Cash Pay Notes upon Tax Event	From and after the occurrence of a Tax Event, as defined in this prospectus, at our option, the notes will cease to accrete, and cash interest will accrue on each note from the date on which we exercise such option at the rate of 4.75% per year on the Restated Principal Amount (i.e., the accreted value of the note on the later of the date of the Tax Event and the date we exercise such option) and shall be payable semi-annually on the interest payment dates of February 20 and August 20 of each year to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed on a 360-day year comprised of twelve 30-day months and will initially accrue from the option exercise date, as defined in this prospectus, and thereafter from the last date to which interest has been paid. In such an event, the redemption prices, purchase prices and fundamental change, as defined in this prospectus, purchase prices will be adjusted as described herein. However, there will be no changes in a holder’s conversion rights.

Fundamental Change	Upon the occurrence of a fundamental change involving us, each holder may require us to purchase all or a portion of such holder’s notes. The purchase price will be equal to the accreted value of the notes on the date of purchase; provided, that if, prior to the purchase date, we elect to convert the notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. We may choose to pay the purchase price in cash, shares of our common stock valued at their market price or a combination of cash and shares of our common stock.

Restrictive Covenants	The notes were issued under an indenture among us, the guarantors and The Bank of New York, as trustee. The indenture limits our ability and the ability of our restricted subsidiaries to:

• create liens; and

• engage in sale and lease-back transactions.

The indenture also limits our ability to engage in mergers and consolidations or to transfer all or substantially all of our assets. These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes covered by this prospectus.

Global Securities	The notes have been issued only in book-entry form, which means that they are represented by one or more permanent global securities registered in the name of a nominee of The Depository Trust Company. The global securities are deposited with the trustee as custodian for the depositary.

Trading	The notes issued in the initial placement are eligible for trading on the private offerings, resales, and trading through PORTALSM Market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes on any national securities exchange or automated quotation system.

Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “LEA.”

      For a more complete description of the terms of the notes, see “Description of the Notes.”

Risk Factors

       You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” before deciding whether to invest in the notes.

Risk Factors

       You should consider carefully the following risks in addition to all the other information included or incorporated by reference in this prospectus, including the section regarding Forward-Looking Statements, before deciding to invest in the notes.

We have a substantial amount of debt, which may harm our financial condition and require us to use a significant portion of our cash flow to satisfy our debt obligations.

      We have debt that is greater than our stockholders’ equity and a significant portion of our cash flow from operations will be used to satisfy our debt obligations. For the year ended December 31, 2001, our consolidated interest expense was $254.7 million, of which approximately $101 million was related to indebtedness that will be effectively senior to the notes. Our primary credit facilities provide for scheduled term loan repayments of $125 million in 2002, all of which was paid in the first six months of 2002, $150 million in 2003 and $75 million in 2004 and bear interest at variable rates based on the current market interest rate. Therefore, a downturn in our business could limit our ability to make payments under our indebtedness, including the notes.

      Our indebtedness could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to payments on our other indebtedness;

•	limit our ability to obtain other financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements;

•	limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness; and

•	place us at a competitive disadvantage compared to our main competitors that have less debt.

Because a significant portion of our borrowings bear interest at variable rates, an increase in interest rates would reduce our profitability and make it more difficult for us to make payments under our indebtedness.

      Since a significant portion of our borrowings are at variable rates of interest, we will be vulnerable to increases in interest rates, which would reduce our profitability and make it more difficult for us to make payments under our indebtedness, including the notes. We have performed a quantitative analysis of our overall interest rate exposure as of December 31, 2001. Based on this analysis, a 1% increase in interest rates would reduce net income in 2002 by approximately $6 million.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above. Secured indebtedness and borrowings by subsidiaries that are not guarantors will be effectively senior to the notes.

      We and our subsidiaries may be able to incur additional indebtedness in the future. The indenture and the notes do not contain covenants restricting our ability to incur additional indebtedness. As of June 29, 2002, we had additional unused borrowing availability under our primary credit facilities of more than $2.0 billion, and significant additional borrowing availability under other working capital and revolving credit facilities. If new debt is added to our current debt levels, an even greater portion of our cash flow will be needed to satisfy our debt service obligations. As a result, we would be more vulnerable to general adverse economic and industry conditions and the other risks associated with high levels of indebtedness described above. The risks could limit our ability to make payment on the notes.

      The notes are unsecured and therefore will be effectively subordinated to any existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinated to the obligations of any of our subsidiaries that are not guarantors of the notes with respect to the assets of those subsidiaries and effectively rank junior in right of payment behind current and future secured debt of the guarantors to the extent of the value of the assets securing such debt. As of June 29, 2002, we and the guarantors of the notes had $278.9 million of secured indebtedness outstanding, including $225.0 million of indebtedness under our primary credit facilities. In addition, as of June 29, 2002, the total liabilities of our subsidiaries which are not guarantors of the notes were $2.1 billion. See “Description of the Notes.”

We may not be able to repurchase or redeem the notes when required under the terms of the notes, which would cause a default under the notes and other indebtedness of Lear. In this situation, we may not have funds sufficient to satisfy all our obligations under the notes, which could materially harm our financial position and lead to a significant decline in the value of our common stock.

      On February 20, 2007, February 20, 2012 and February 20, 2017, we will be obligated to repurchase, at the election of each holder of the notes, the notes of such holder. In addition, each holder may require us to repurchase all or a portion of its notes in the event of a fundamental change. In either case, we may choose to pay the purchase price in cash or in shares of common stock. We may not have enough funds to pay the repurchase price in cash on a purchase date or pay the repurchase price in cash in the event of a fundamental change. In addition, our primary credit facilities provide, and any future credit agreements or other debt agreements may provide, that a fundamental change would be an event of default under such instrument.

      Our failure to pay the repurchase price would constitute a default under the indenture governing the notes, providing the holders with the right to accelerate the maturity of all obligations under the notes. In addition, a default under the indenture would constitute a default under some of our other outstanding indebtedness, including indebtedness under our primary credit facilities, giving the holders of such indebtedness the same right of acceleration. In the event of the acceleration of our outstanding indebtedness, we cannot assure you that we will have funds sufficient to satisfy all our obligations under the notes. In such case, we may be required to seek a restructuring of our outstanding indebtedness. We cannot assure that, in such event, it will be possible to restructure our indebtedness on commercially reasonable terms or at all. In the event we were able to restructure our indebtedness, the terms of our indebtedness might be more onerous to us than the terms of our existing indebtedness. If we were unable to reach agreement with our lenders on a restructuring of our outstanding indebtedness, we might be forced to seek bankruptcy protection. Each of these events could lead to a significant decline in the value of our common stock.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of the subsidiary guarantors, which would make it less likely that payments will be made under the notes.

      Although standards may vary depending on the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, such guarantor:

      either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which that guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

      and

•	that guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such debt; or

•	incurred such debt or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by such court, or claims by holders of the notes under that guarantee could be subordinated to other debts of that guarantor. In addition, any payment by that guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      In addition, two of our guarantors, Lear Automotive (EEDS) Spain S.L. and Lear Corporation Mexico, S.A. de C.V., are organized outside the United States and it is possible that a foreign court would apply local law as to the enforceability of all or a portion of the terms of the guarantee of such guarantor. In addition, it may be more difficult for the holders of the notes to enforce judgments against foreign subsidiary guarantors than it would be against domestic subsidiary guarantors.

      Under certain circumstances, the guarantees of the primary credit facilities and the existing senior notes may be released. In the event that the guarantees of such indebtedness are released, the guarantees of the notes will also be released and the holders of notes will become effectively subordinated to the liabilities of all of our subsidiaries.

We will depend upon cash from our subsidiaries and, therefore, if we do not receive dividends or other distributions from our subsidiaries, we may not be able to make payments on the notes.

      A substantial portion of our revenue and operating income is generated by our subsidiaries. Accordingly, we will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including required payments on the notes. If we do not receive dividends or other distributions from our subsidiaries, we may not be able to make payments on the notes. Our obligations under the notes, as well as our obligations under our primary credit facilities and other senior notes, are guaranteed by certain of our subsidiaries. See “Description of the Notes — Guarantees.”

A decline in automotive sales would reduce our sales and could harm our profitability and thereby make it more difficult to make payments under our indebtedness and lead to a decline in the value of the notes and our common stock.

      Our operations are directly related to automotive vehicle production. Automotive sales and production are cyclical and can be affected by the strength of a country’s general economy. In addition, automotive sales and production can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Automotive production in North America and Western Europe declined from 33.2 million in 1999 to 32.0 million in 2001. This decline in automotive sales and production resulted in a decline in our business and profitability in 2001. Our recent restructuring actions are intended to align our capacity with these lower production levels. Any significant deterioration beyond the expected production levels, however, could have a negative impact on our sales, net income and other results of operations.

The loss in business from a major customer could reduce our sales and harm our profitability, which could make it more difficult for us to make payments under our indebtedness and lead to a decline in the value of the notes and our common stock.

      General Motors and Ford and their respective affiliates, the two largest automotive manufacturers in the world, together accounted for approximately 60% of our net sales in 2001. A loss of significant business from General Motors or Ford could be harmful to our business and our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes, and leading to a decline in the value of our common stock.

The discontinuation of, or the loss of business with respect to, a particular vehicle model for which we are a significant supplier would reduce our sales and harm our profitability, which could make it more difficult for us to make payments under the notes and lead to a decline in the value of the notes and our common stock.

      Although we have purchase orders from many of our customers, including General Motors and Ford, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular model or assembly plant, renewable on a year-to-year basis, rather than for the purchase of a specific quantity of products. The discontinuation of, or the loss of business with respect to, an automobile model for which we are a significant supplier would reduce our sales and profitability, thereby making it difficult for us to make payments under our indebtedness, including the notes, and leading to a decline in the value of the notes and our common stock.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries.

      As a result of our business strategy, which includes plans for continued global expansion of operations, a significant portion of our revenues and expenses are denominated in currencies other than U.S. dollars. In addition, we have manufacturing and distribution facilities in many foreign countries. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic conditions;

•	expropriation and nationalization;

•	currency exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements; and

•	export and import restrictions.

      The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable but may have a material adverse effect on our business and our profitability, which would make it more difficult for us to make payments under our indebtedness and lead to a decline in the value of the notes and our common stock.

A significant labor dispute involving us or one or more of our major customers could materially reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness and lead to a decline in the value of the notes and our common stock.

      As of June 29, 2002, approximately 75% of our employees, and a substantial number of employees of most of our customers, were members of industrial trade unions and were employed under the terms of collective bargaining agreements. Virtually all of our unionized facilities in the United States and Canada have a separate agreement with the union that represents the workers at such facilities, with each such agreement having an expiration date that is independent of other collective bargaining agreements. Collective bargaining agreements covering approximately one-quarter of our unionized work force of approximately 89,000 employees are scheduled to expire in 2002. A labor dispute involving us or any of our major customers, or the inability by us or any of our major customers to negotiate an extension of a collective bargaining agreement covering a large number of employees upon its expiration, could materially reduce our sales and harm our profitability, thereby making it more difficult for us to make payments under our indebtedness, including the notes, and lead to a decline in the value of the notes and our common stock. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also adversely impact our business and profitability.

You cannot be sure that an active trading market will develop for the notes, which could make it more difficult for holders of the notes to sell their notes or result in a lower price at which holders would be able to sell their notes.

      There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and our business performance. The initial purchasers in the original offering of the notes have advised us that they intend to make a market in the notes, to the extent permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. We do not intend to list the notes on any securities exchange.

We expect that the trading value of the notes will be significantly affected by the price of our common stock.

      The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for our nonconvertible debt securities.

The yield of the notes may be lower than the yield on a standard debt security of comparable maturity.

      The amount we pay the holders of the notes may be less than the return the holders could earn on other investments. The yield will be less than the yield holders would earn if he or she bought a nonconvertible standard senior debt security of ours with the same stated maturity date. An investment in the notes may not reflect the full opportunity cost to the holders, taking into account facts that affect the time value of money.

An investment in the notes will require you to include in your taxable income amounts significantly in excess of cash received, if any, while the notes are outstanding.

      The notes were initially sold for less than their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each note over the price at which the notes were sold constitutes original issue discount. The notes were issued with non de-minimis original issue discount. Accordingly, a U.S. holder of a note is required to include original issue discount in income as ordinary interest income as it accrues before receipt of the cash attributable to such income, regardless of such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Provisions of our charter, by-laws and the Delaware General Corporation Law may impede or discourage a takeover.

      Certain provisions of our Restated Certificate of Incorporation and by-laws, as well as provisions of the Delaware General Corporation Law, may have the effect of delaying, deterring or preventing transactions involving a change of control of Lear, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. For example, under the Restated Certificate of Incorporation, our board of directors is authorized to issue one or more classes of preferred stock having such designations, rights and preferences as may be determined by our board of directors. In addition, our board of directors is divided into three classes, each having a term of three years, with the term of one class expiring each year. A director may be removed from office only for cause. These provisions could delay the replacement of a majority of our board of directors and have the effect of making changes in our board of directors more difficult than if such provisions were not in place. Further, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any “interested stockholder,” as defined in such law. This statute also may delay, deter or prevent a change of control of Lear. In addition, Lear has in place a shareholder rights plan which may discourage certain takeover attempts. See “Description of Capital Stock” for additional information regarding these and certain other anti-takeover provisions adopted by Lear.

Use of Proceeds

       We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes covered by this prospectus.

Ratio of Earnings to Fixed Charges

       The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings include pre-tax earnings from continuing operations plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and the portion of net rental expense deemed representative of the interest component.

	Six Months Ended				Year Ended December 31,

	June 29,		June 29,
	2002		2001		2001		2000		1999		1998		1997

	(Dollars in millions, except ratio of earnings to fixed charges)
Income before provision for national income taxes, minority interests in net income (loss) of subsidiaries, equity (income) loss of affiliates and cumulative effect of a change in accounting principle	$199.4		$106.9		$97.4		$484.2		$443.0		$214.8		$344.2
Fixed charges	126.9		155.5		293.6		349.3		253.8		130.7		113.6
Distributed income of affiliates	2.1		2.1		4.2		2.0		1.8		2.3		3.9

Earnings	$328.4		$264.5		$395.2		$835.5		$698.6		$347.8		$461.7

Interest expense	$107.6		$135.8		$254.7		$316.2		$235.1		$110.5		$101.0
Portion of lease expense representative of interest	19.3		19.7		38.9		33.1		18.7		20.2		12.6

Fixed Charges	$126.9		$155.5		$293.6		$349.3		$253.8		$130.7		$113.6

Ratio of Earnings to Fixed Charges	2.6	x	1.7	x	1.3	x	2.4	x	2.8	x	2.7	x	4.1	x

Price Range of Common Stock and Dividends

       Our common stock trades on the New York Stock Exchange under the symbol “LEA.” The following table sets forth on a per share basis the high and low closing sales prices for our common stock, as reported on the New York Stock Exchange, for the periods indicated:

	High	Low

1999
First Quarter	$43.88	$32.94
Second Quarter	53.00	41.88
Third Quarter	51.00	34.06
Fourth Quarter	35.63	29.13
2000
First Quarter	35.44	19.94
Second Quarter	30.19	19.98
Third Quarter	26.56	19.94
Fourth Quarter	27.25	20.19
2001
First Quarter	34.70	24.50
Second Quarter	38.50	28.40
Third Quarter	42.14	24.42
Fourth Quarter	38.20	26.52
2002
First Quarter	50.50	35.52
Second Quarter	52.49	42.27
Third Quarter (through September 13, 2002)	49.09	37.92

      On September 13, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $47.30 per share. As of August 30, 2002, there were approximately 472 holders of record of our common stock.

      To date, we have never paid a cash dividend on our common stock. Any payment of dividends in the future is dependent upon our financial condition, capital requirements, earnings and other factors. Also, we are subject to the restrictions on the payment of dividends contained in our primary credit facilities and in certain other contractual obligations.

Capitalization

       The following table sets forth our capitalization as of June 29, 2002. From time to time, we may issue additional debt or equity securities. This information should be read in conjunction with our consolidated financial statements, the notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus.

As of
June 29, 2002

(unaudited)
(in millions)
Short-term debt:
Short-term borrowings	$20.1
Current portion of long-term debt	107.1

Total short-term debt	127.2

Long-term debt:
Primary credit facilities(a)	225.0
7.96% Senior Notes due 2005	600.0
8.11% Senior Notes due 2009	800.0
8.125% Senior Notes due 2008(b)	244.9
Zero-Coupon Convertible Senior Notes due February 20, 2022	254.4
Other long-term debt	96.3
Less current portion	(107.1)

Total long-term debt, less current portion	2,113.5

Total debt	2,240.7
Shareholders’ equity	1,448.4

Total capitalization	$3,689.1

(a)	Our primary credit facilities consist of (i) a $1.7 billion amended and restated revolving credit facility maturing on March 26, 2006, (ii) a $500 million revolving credit facility maturing on May 4, 2004 and (iii) a $500 million term loan maturing on May 4, 2004. Borrowings under our primary credit facilities may be used for general corporate purposes.

(b)	Translated at an exchange rate of €1.0208 to $1.00, the exchange rate on June 29, 2002.

Description of the Notes

       The notes were issued under an indenture, dated as of February 20, 2002, among us, the guarantors and The Bank of New York, as trustee. The following discussion includes a summary of certain material provisions of the indenture for the notes and the guarantees. Because this discussion is a summary, it does not include all of the provisions of the indenture, including the definitions therein of certain terms and those terms made part of the indenture by the Trust Indenture Act of 1939, as amended, the notes and the guarantees. You should read the indenture, the notes and the guarantees carefully and in their entirety. Copies of the indenture, the notes and the guarantees are available upon request from us.

      Definitions of certain terms are set forth under “— Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. As used in this “Description of the Notes,” unless otherwise indicated, references to “Lear,” “we,” “us” and “our” refer to Lear Corporation (and its successors) and not to any of our subsidiaries.

General

      The notes:

•	are our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness; and

•	will mature on February 20, 2022.

      Except under circumstances described under “— Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event” we will not pay cash interest on the notes; rather the notes will accrete to a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 4.75% per annum.

      We may redeem the notes on or after February 20, 2007, as described below under “— Optional Redemption.” The notes do not have the benefit of a sinking fund. Principal on the notes will be payable, and the transfer of notes will be registrable, at the office of the trustee. The trustee will initially serve as paying agent for the notes.

      The notes are being offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the notes. Each note of $1,000 principal amount at maturity was originally issued at an issue price of $391.06. For United States federal income tax purposes, we will report the accrual of original issue discount while the notes remain outstanding. The issue date for the notes and the commencement date for the accrual of original issue discount was February 20, 2002. See “Material United States Federal Income Tax Consequences.”

      The notes were issued only in registered form without coupons in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes are represented by one or more global securities registered in the name of a nominee of the Depositary. See “— Book Entry, Delivery and Form.”

Ranking

      The notes are general unsecured obligations of Lear and rank senior in right of payment to all future indebtedness of Lear that is, by its terms, expressly subordinated in right of payment to the notes and equal in right of payment with all existing and future unsecured indebtedness of Lear that is not so subordinated. We currently conduct substantially all of our operations through subsidiaries, and the holders of notes are in effect generally subordinated to the creditors of our subsidiaries that are not guarantors of the notes. This means that creditors of our non-guarantor subsidiaries will have a claim to the assets of such subsidiaries that is superior to the claim of our creditors, including holders of the notes. As of June 29, 2002, we had outstanding approximately $2.2 billion of senior indebtedness. As of June 29, 2002, our non-guarantor subsidiaries had outstanding approximately $2.1 billion of total liabilities, including third-party trade payables.

      Indebtedness under our Principal Credit Facilities is secured by pledges of all or a portion of the stock of certain of our subsidiaries. The notes do not have the benefit of such pledges and the indenture does not contain any restriction upon indebtedness, whether secured or unsecured, that Lear and its subsidiaries may incur in the future. The total amount of secured indebtedness of Lear and the guarantors as of June 29, 2002, was $278.9 million, of which $225.0 million was outstanding under the Principal Credit Facilities. Secured creditors of Lear and the guarantors will have a claim on the assets that secure the obligations of Lear and the guarantors prior to any claims of holders of the notes against such assets.

Guarantees

      Each of certain of our subsidiaries irrevocably and unconditionally guarantee on a joint and several basis the punctual payment when due, whether at stated maturity, by acceleration or otherwise, all of our obligations under the indenture and the notes, including our obligations to pay principal, premium, if any, and interest with respect to the notes. Each of the guarantees shall be a guarantee of payment and not of collection. The obligations of each guarantor under its guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payment made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee, can be guaranteed by such guarantor without resulting in the obligations of such guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Notwithstanding the foregoing, there is a risk that the guarantees will involve a fraudulent conveyance or transfer or otherwise be void, and thus will be unenforceable.

      The guarantors of the indenture as of the date of this prospectus are Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Seating Holdings Corp. #50, Lear Corporation EEDS and Interiors, Lear Corporation Automotive Systems, Lear Technologies, LLC, Lear Midwest Automotive, Limited Partnership, Lear Automotive (EEDS) Spain S.L. and Lear Corporation Mexico, S.A. de C.V. All of the guarantors of the Principal Credit Facilities and our other senior notes are guarantors of the notes. The indenture provides that each subsidiary of Lear that becomes a guarantor under our Principal Credit Facilities or our other senior notes after the date of the indenture will become a guarantor of the notes.

      In the event that a subsidiary that is a guarantor ceases to be a guarantor under our Principal Credit Facilities or our other senior notes, such subsidiary will also cease to be a guarantor, whether or not a Default or Event of Default is then outstanding, subject to reinstatement as a guarantor in the event that such subsidiary should thereafter become a guarantor under our Principal Credit Facilities or our other senior notes. A subsidiary may cease to be a guarantor upon sale or other disposal of such subsidiary or otherwise. We are not restricted from selling or otherwise disposing of any of the guarantors or any or all of the assets of any of the guarantors.

Conversion Rights

      Holders may convert notes, in multiples of $1,000 principal amount at maturity, into Lear Common Stock at any time prior to the close of business on February 20, 2022 if any of the following conditions are met:

•	Common Stock Price. The average Sale Price of Lear Common Stock for the 20 trading days immediately prior to the conversion date is at least a specified percentage, beginning at 120% upon issuance and declining 1/2% each year thereafter until it reaches 110% at maturity, of the Accreted Value as of such date of conversion, divided by the conversion rate;

•	Credit Ratings. The long-term credit rating assigned to the notes by either Moody’s or S&P is reduced to below Ba3 or BB–, respectively, or any one of these rating services withdraws its long-term credit rating assigned to the notes;

•	Redemption of Notes. If the notes are called for redemption, at any time prior to the close of business on the business day prior to the redemption date; or

•	Occurrence of Specified Corporate Transactions. If we elect to:

(1) distribute to all holders of Lear Common Stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, Lear Common Stock at a purchase price less than the Sale Price at the time of such distribution; or

(2) distribute to all holders of Lear Common Stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by the Board of Directors exceeding 15% of the Sale Price of Lear Common Stock on the day preceding the declaration date for such distribution; or

(3) become a party to a consolidation, merger or binding share exchange pursuant to which Lear Common Stock would be converted into cash, securities or other property, in which case a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

      In the case of clause (1) or (2), we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

      A note for which a holder has delivered a purchase notice or a Fundamental Change (as defined under the heading “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) purchase notice requiring us to purchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

      The initial conversion rate is 7.5204 shares of Lear Common Stock per note with a principal amount at maturity of $1,000, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accretion.

      In lieu of issuing fractional shares upon conversion, we will pay an amount of cash based on the Sale Price of Lear Common Stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accretion. Our delivery to the holder of the fixed number of shares of Lear Common Stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the note; and

•	to satisfy any obligation to pay the increase in Accreted Value from the Issue Date through the conversion date.

      As a result, Accreted Value is deemed to be paid in full rather than canceled, extinguished or forfeited.

      A certificate for the number of full shares of Lear Common Stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

      The conversion rate will be adjusted for:

•	distributions on Lear Common Stock payable in Lear Common Stock or our other capital stock;

•	subdivisions, combinations or certain reclassifications of Lear Common Stock;

•	distributions to all holders of Lear Common Stock of certain rights to purchase Lear Common Stock for a period expiring within 60 days after the date of such distribution at a purchase price less than the Sale Price at the time of such distribution; and

•	certain distributions to all holders of Lear Common Stock of our assets or debt securities or certain rights to purchase our securities (excluding (a) cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 15% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution; and (b) distributions in connection with a transaction described in the fourth succeeding paragraph).

      However, no adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for Lear Common Stock or carrying the right to purchase any of the foregoing.

      In addition, no adjustment need be made if holders may participate in the transaction (without exercising their conversion option) that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to stockholders (a) equals or exceeds the Market Price of Lear Common Stock, or (b) such Market Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of Lear Common Stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder’s notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

      In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of Lear Common Stock issuable upon such conversion, the rights related to such Lear Common Stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from the Lear Common Stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

      The indenture permits us to increase the conversion rate from time to time.

      If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into Lear Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Lear or another Person which the holder would have received if the holder had converted the holder’s notes immediately prior to the transaction.

      Holders of the notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for U.S. federal income tax purposes as the result of:

•	a taxable distribution to holders of Lear Common Stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion.

      If we exercise our option to have cash interest accrue on a note following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of Lear Common Stock or other property that the holder would have received if we had not exercised this option. If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the holder is to receive on the note. See “— Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.”

Optional Redemption

      No sinking fund is provided for the notes. Prior to February 20, 2007, the notes will not be redeemable at our option. Beginning on February 20, 2007, at our option, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to the Accreted Value. We will give holders not less than 30 days nor more than 60 days notice of redemption.

      The table below shows what the Accreted Value of a note would be on February 20, 2007, and at specified dates thereafter prior to maturity and at maturity on February 20, 2022. The Accreted Value, in dollars, of a note of $1,000 principal amount at maturity redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.

		Increase in
		Accreted
	Issue	Value at	Redemption
Redemption Date	Price(1)	%(2)	Price (1+2)

February 20, 2007	$391.06	$103.46	$494.52
February 20, 2008	$391.06	$127.23	$518.29
February 20, 2009	$391.06	$152.14	$543.20
February 20, 2010	$391.06	$178.25	$569.31
February 20, 2011	$391.06	$205.61	$596.67
February 20, 2012	$391.06	$234.29	$625.35
February 20, 2013	$391.06	$264.34	$655.40
February 20, 2014	$391.06	$295.85	$686.91
February 20, 2015	$391.06	$328.86	$719.92
February 20, 2016	$391.06	$363.46	$754.52
February 20, 2017	$391.06	$399.73	$790.79
February 20, 2018	$391.06	$437.74	$828.80
February 20, 2019	$391.06	$477.57	$868.63
February 20, 2020	$391.06	$519.32	$910.38
February 20, 2021	$391.06	$563.08	$954.14
February 20, 2022	$391.06	$608.94	$1,000.00

      If converted to semi-annual cash pay notes following the occurrence of a Tax Event (such notes, “Cash Pay Notes”), the Cash Pay Notes will be redeemable at the Restated Principal Amount (as defined under “— Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event”) plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the notes or Cash Pay Notes be redeemed prior to February 20, 2007. See “— Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.”

      If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of such holder’s notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

      On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

      Except as set forth below, the purchase price of a note will be:

•	$494.52 per note on February 20, 2007;

•	$625.35 per note on February 20, 2012; and

•	$790.79 per note on February 20, 2017.

      The foregoing dollar amounts equal the Accreted Value on the respective purchase dates. For any purchase date, we may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in Lear Common Stock, as long as Lear Common Stock is then listed on a national securities exchange or traded on the Nasdaq Stock Market. The fair market value of Lear Common Stock for such purpose shall be the Market Price of Lear Common Stock.

      If, prior to a purchase date, the notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See “— Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.”

      We will be required to give notice on a date not less than 30 business days prior to each purchase date by giving notice to all holders as required by applicable law, stating among other things:

•	whether we will pay the purchase price of notes in cash or Lear Common Stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in Lear Common Stock, the method of calculating the Market Price of Lear Common Stock; and

•	the procedures that holders must follow to require us to purchase their notes.

      The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in Lear Common Stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in Lear Common Stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

      If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

      The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

      In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO, if required, or any other required schedule under the Exchange Act.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

      We will pay cash based on the Market Price for all fractional shares of Lear Common Stock in the event we elect to deliver Lear Common Stock in payment, in whole or in part, of the purchase price.

      Because the Market Price of Lear Common Stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of Lear Common Stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in Lear Common Stock only if the information necessary to calculate the Market Price is publicly available.

      Our right to purchase notes, in whole or in part, with Lear Common Stock is subject to our satisfying various conditions, including:

•	the registration of Lear Common Stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

      If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and will cease to accrete, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

      Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financing agreements.

      No notes may be purchased at the option of holders if there has occurred and is continuing an Event of Default, other than an Event of Default that is cured by the payment of the purchase price of all such notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

      If a Fundamental Change occurs at any time, each holder will have the right, at the holder’s option, to require us to purchase any or all of the holder’s notes. The notes may be purchased in multiples of

$1,000 principal amount at maturity. We will purchase the notes at a price equal to the Accreted Value of the notes on the purchase date. See table under “— Optional Redemption.” If, prior to the purchase date, we elect to convert the notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See “— Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.”

      We may, at our option, instead of paying the Fundamental Change purchase price in cash, pay all or a portion of the Fundamental Change purchase price in Lear Common Stock, as long as Lear Common Stock is then listed on a national securities exchange or traded on the Nasdaq Stock Market. The fair market value of Lear Common Stock for such purpose shall be the Market Price of Lear Common Stock.

      A “Fundamental Change” will be deemed to have occurred at such time as any of the following occurs:

(1)	any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of Lear and its Subsidiaries to any Person (other than a Subsidiary); provided, however, that a transaction where the holders of all classes of Common Equity of Lear immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Fundamental Change;

(2)	a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Lear) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of Lear representing more than 50% of the voting power of the Common Equity of Lear;

(3)	Continuing Directors cease to constitute at least a majority of the Board of Directors of Lear; or

(4)	the stockholders of Lear approve any plan or proposal for the liquidation or dissolution of Lear; provided, however, that a liquidation or dissolution of Lear which is part of a transaction that does not constitute a Fundamental Change under the proviso contained in clause (1) above shall not constitute a Fundamental Change.

      A Fundamental Change will not be deemed to have occurred, however, if either:

(I)	the Sale Price of Lear Common Stock for (a) any 10 trading days within the 20 consecutive trading days ending immediately before the Fundamental Change, and (b) at least five trading days within the 10 consecutive trading days ending immediately before the Fundamental Change, shall equal or exceed 105% of the Accreted Value, divided by the conversion rate, or

(II)	both

(a)	at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of shares of Common Equity traded on a national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “Publicly Traded Securities”) and as a result of such transaction or transactions the notes become convertible solely into such publicly traded securities (excluding cash payments for fractional shares); and

(b)	the consideration to be received per share of Lear Common Stock in the transaction or transactions constituting the Fundamental Change consists of cash, Publicly Traded Securities or a combination of cash and Publicly Traded Securities with an aggregate fair market value (which, in the case of Publicly Traded Securities, shall be equal to the average closing price of such Publicly Traded Securities during the five consecutive trading days commencing with the trading day following consummation of the transaction or transactions constituting the Fundamental Change) of at least 105% of the Accreted Value, divided by the conversion rate.

      On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

•	whether we will pay the purchase price of the notes in cash or Lear Common Stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in Lear Common Stock, the method of calculating the Market Price of Lear Common Stock; and

•	the procedures that holders must follow to require us to purchase their notes.

      To exercise the purchase right, holders of notes must deliver, prior to the close of business on the Fundamental Change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Option to Elect Purchase Upon a Fundamental Change” on the reverse side of the note duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in Lear Common Stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in Lear Common Stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

      If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

      We will be required to purchase the notes no later than 35 business days after the occurrence of the relevant Fundamental Change (the “Fundamental Change purchase date”).

      Our obligation to pay the Fundamental Change purchase price for a note for which a note purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such purchase notice. Payment of the Fundamental Change purchase price for such note will be made promptly following the later of the Fundamental Change purchase date or the time of delivery of such note.

      We will pay cash based on the Market Price for all fractional shares of Lear Common Stock in the event we elect to deliver Lear Common Stock in payment, in whole or in part, of the purchase price.

Because the Market Price of Lear Common Stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of Lear Common Stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in Lear Common Stock only if the information necessary to calculate the Market Price is publicly available.

      Our right to purchase notes, in whole or in part, with Lear Common Stock is subject to our satisfying various conditions, including:

•	the registration of Lear Common Stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the Fundamental Change purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

      If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the note on the business day following the Fundamental Change purchase date in accordance with the terms of the indenture, then, immediately after the Fundamental Change purchase date, original issue discount and interest, if any, on such note will cease to accrete or accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the Fundamental Change purchase price upon delivery of the note.

      In connection with any purchase offer pursuant to these provisions, we will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO, if required, or any other required schedule under the Exchange Act.

      The purchase rights of the holders could discourage a potential acquirer of Lear. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of Lear by any means or part of a plan by management to adopt a series of anti-takeover provisions.

      The term “Fundamental Change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us but may have the effect of discouraging acquisitions of our common stock which might otherwise be beneficial to trading prices for our common stock.

      No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default with respect to the notes, other than an Event of Default that is cured by the payment of the purchase price of all such notes.

      The indenture may require the payment of money for notes or portions thereof validly tendered to, and accepted for payment by, us pursuant to a Fundamental Change offer. In the event that a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture or agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then-existing indebtedness. In addition, a Fundamental Change may also result in the acceleration of indebtedness under our Principal Credit Facilities. If a Fundamental Change were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price in cash for all notes and amounts due under other indebtedness that we may be required to purchase or repay.

      Our failure to purchase the notes when required upon a Fundamental Change will result in an Event of Default with respect to the notes.

Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event

      From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest accrue on all, and not less than all of, the notes at the rate of 4.75% per year. The principal amount of each note will be restated (the “Restated Principal Amount”) and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the “Option Exercise Date”).

      Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of February 20 and August 20 each year to holders of record at the close of business on February 5 or August 5 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. In the event we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the notes will be adjusted. However, there will be no change in the holder’s conversion rights.

      A “Tax Event” means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

(1)	any amendment to, or change (including any announced proposed change) in, the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

(2)	any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including original issue discount) payable on the notes either:

•	would not be deductible on a current accrual basis, or

•	would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for U.S. federal income tax purposes.

      The modification of the terms of the notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the Option Exercise Date.

Certain Covenants

Limitation on Liens

      The indenture provides that Lear will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Permitted Liens;

(2) Liens on shares of capital stock of Subsidiaries of Lear (and the proceeds thereof) securing obligations under the Principal Credit Facilities;

(3) Liens on receivables subject to a Receivable Financing Transaction;

(4) Liens arising in connection with industrial development bonds or other industrial development, pollution control or other tax-favored or government-sponsored financing transactions, provided that such Liens do not at any time encumber any property other than the property financed by such transaction and other property, assets or revenues related to the property so financed on which Liens are customarily granted in connection with such transactions (in each case, together with improvements and attachments thereto);

(5) Liens granted after the Issue Date on any assets or properties of Lear or any of its Restricted Subsidiaries to secure obligations under the notes;

(6) Extensions, renewals and replacements of any Lien described in subsections (1) through (5) above; and

(7) Other Liens in respect of Indebtedness of Lear and its Restricted Subsidiaries in an aggregate principal amount at any time not exceeding 5% of Consolidated Assets at such time.

Limitation on Sale and Lease-Back Transactions

      The indenture provides that Lear will not, nor will it permit any of its Restricted Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of Lear or any of its Restricted Subsidiaries (except such transactions (1) entered into prior to the Issue Date, (2) for the sale and leasing back of any property or asset, by Lear or a Restricted Subsidiary of Lear to Lear or any other Restricted Subsidiary of Lear, (3) involving leases for less than three years or (4) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset) unless:

(a) Lear or such Restricted Subsidiary would be entitled under the “Limitation on Liens” covenant above to create, incur, assume or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Value in respect of such transaction without equally and ratably securing the notes, or

(b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase, acquisition, construction or refurbishment of assets or to the repayment of Indebtedness of Lear or any of its Restricted Subsidiaries which on the date of original incurrence had a maturity of more than one year.

Reports

      So long as any note is outstanding, Lear will file with the SEC and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause to be mailed, to the holders at their addresses as set forth in the registers of the notes, copies of the annual reports and of the information, documents and other reports which Lear is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which Lear would be required to file with the SEC if Lear then had a class of securities registered under the Exchange Act. In addition, Lear shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee and mailed, no later than the date such materials are mailed to Lear’s stockholders, to the holders at their addresses as set forth in the registers of notes.

          Consolidation, Merger and Sale of Assets

      The indenture provides that Lear will not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than Lear), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made,

is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Lear), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, assumes all our obligations under the notes and the indenture; and

(3) immediately after such transaction, and giving effect thereto, no Default (as defined in the Indenture) or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, Lear may merge with another Person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or Person in a transaction in which it is the surviving entity.

Events of Default

      The following events constitute Events of Default with respect to the notes:

•	failure to pay the principal amount at maturity (or if the notes have been converted to Cash Pay Notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change purchase price with respect to any notes when such amount becomes due and payable;

•	if the notes have been converted to Cash Pay Notes following a Tax Event or additional interest is payable pursuant to the Registration Rights Agreement, the failure to pay such interest when due, and the Default continues for 30 days;

•	failure to comply with any of the other covenants or agreements in the notes or in the indenture and the Default continues for the period of 30 days after which either the trustee or the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding have given written notice as provided in the indenture;

•	any guarantee of the notes ceases to be in full force and effect or any guarantor denies or disaffirms its obligations under its guarantee of the notes, except, in each case, in connection with a release of a guarantee in accordance with the terms of the indenture;

•	the nonpayment at maturity or other Default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of Lear or its subsidiaries (the unpaid principal amount of which is not less than $40 million), which Default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof;

•	the entry of any final judgment or orders against Lear or its subsidiaries in excess of $40 million individually or in the aggregate (not covered by insurance) that is not paid, discharged or otherwise stayed (by appeal or otherwise) within 60 days after the entry of such judgments or orders; and

•	specified events relating to bankruptcy, insolvency or reorganization of Lear or its Significant Subsidiaries.

      If there is an Event of Default with respect to the notes, which continues for the requisite amount of time, either the trustee or holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding may declare the Accreted Value through the date of such declaration to be due and payable immediately, except that if an Event of Default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the Accreted Value through the occurrence of such event shall become due and payable immediately without any act by the trustee or any holder of the notes. If the notes have been converted to Cash Pay Notes following the occurrence of a Fundamental Change, the amount due on an acceleration will be the Restated Principal Amount plus accrued and unpaid interest.

      Before the acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all notes, waive any past

Default or Event of Default and its consequences for the notes, except (1) a Default described in first and second bullet points above, (2) a Default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment or (3) a Default which constitutes a failure to convert any note in accordance with its terms and the terms of the indenture. In case of a waiver of a Default, that Default shall cease to exist, any Event of Default arising from that Default shall be deemed to have been cured for all purposes, and Lear, the trustee, and the holders of the notes will be restored to their former positions and rights under the indenture.

      The trustee will, within 90 days after the occurrence of a Default known to it with respect to the notes, give to the holders of the notes notice of all uncured Defaults with respect to the notes known to it, unless the Defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the notes, except in the case of a Default described in the first and second bullet points above.

      A holder may institute a suit against us for enforcement of such holder’s rights under the indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

•	the holder gives the trustee written notice of a continuing Event of Default;

•	holders of at least 25% of the aggregate principal amount at maturity of the notes at the time outstanding make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holder’s request within 60 days following such notice, request and offer of indemnity under the terms of the indenture; and

•	the trustee does not institute the requested proceeding within 60 days following such notice.

      The indenture requires us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any Defaults.

      A Default in the payment of any of the notes, or a Default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our Principal Credit Facilities, our existing senior notes or other indebtedness.

Modification and Waiver

      We and the trustee may enter into supplemental indentures that modify or amend the indenture or modify the rights of the holders of notes with the consent of holders of at least a majority in aggregate principal amount at maturity of the outstanding notes. However, the consent of all of the holders of the notes affected is required for any of the following:

•	to reduce the percentage in principal amount at maturity of the notes whose holders must consent to an amendment;

•	to reduce the principal amount at maturity, Restated Principal Amount or issue price, or extend the stated maturity, of any notes;

•	to reduce the redemption price, purchase price or Fundamental Change purchase price of any notes;

•	to make any change that adversely affects the right to convert any notes;

•	except as otherwise provided herein and in the indenture, to alter the manner or reduce the rate of accrual of original issue discount or interest on any notes, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any notes;

•	to make any change that adversely affects such holder’s right to require us to purchase notes;

•	to make the notes payable in a currency other than that stated in the notes;

•	to modify or change any provision of any guarantee of the notes in a manner which adversely affects the holders of the notes;

•	to release any security that may have been granted with respect to the notes;

•	to make any change in the provisions of the indenture relating to waivers of Defaults or amendments that require unanimous consent;

•	to impair the right to bring a lawsuit for the enforcement of any payment with respect to, or a conversion of, the notes; or

•	to modify any of the above provisions of the indenture, except to increase the percentage in principal amount at maturity of the outstanding notes whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver.

The consent of the holder of notes is not necessary to approve the particular form of any proposed amendment to the indenture. It is sufficient if any consent approves the substance of the proposed amendment.

      In addition, we and the trustee may enter into supplemental indentures without the consent of the holders of the notes for one or more of the following purposes:

•	to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the notes;

•	to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the notes, and to make a Default in any of these additional covenants, restrictions, conditions, or provisions a Default or an Event of Default with respect to the notes;

•	to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or the notes, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of the notes in any material respect;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	to add guarantees with respect to the notes or to secure the notes;

•	to make any change that does not adversely affect the rights of any holder of the notes in any material respect; and

•	to evidence the appointment of a successor trustee.

Defeasance

      The notes are not subject to any defeasance provisions.

Limitation of Claims in Bankruptcy

      If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount that has accreted from the date of issue to the commencement of the proceeding.

Calculations in Respect of Notes

      We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of the notes and of Lear Common Stock and amounts of interest on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

      “Accreted Value” means, at any date of determination, (1) prior to such time as the notes are converted to Cash Pay Notes, the sum of (x) the initial offering price of each note and (y) the portion of the excess of the principal amount of each note over such initial offering price which shall have been amortized by Lear in accordance with GAAP through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each August 20 and February 20 at the rate of 4.75% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the notes are converted to Cash Pay Notes, the Restated Principal Amount.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Lear or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in contemplation of such Person becoming a Restricted Subsidiary of Lear or such acquisition, and any refinancings thereof.

      “Attributable Value” means, in connection with a sale and lease-back transaction, the lesser of (1) the fair market value of the assets subject to such transaction and (2) the present value (discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by us) of the obligations of the lessee for rental payments during the term of the related lease.

      “Common Equity” of any Person means capital stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

      “Consolidated Assets” means at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of Lear and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.

      “Continuing Director” means a director who either was a member of our Board of Directors on February 14, 2002 or who becomes a director of Lear subsequent to such date and whose election, or nomination for election by our stockholders, is duly approved by a majority of the Continuing Directors on the Board of Directors of Lear at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Lear on behalf of the entire Board of Directors of Lear in which such individual is named as nominee for director.

      “Financing Lease” means (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of Lear and its Restricted Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are applicable from time to time.

      “Indebtedness” of a Person means all obligations which would be treated as liabilities upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP.

      “Investment” by any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, capital stock or other securities of any other Person; (iv) all other items that would be classified as investments (including, without limitation, purchases outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

      “Issue Date” means February 20, 2002.

      “Lear Common Stock” means our common stock, par value $0.01 per share, as it existed on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Lear and which are not subject to redemption by us; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

      “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any Financing Lease having substantially the same economic effect as any of the foregoing).

      The “Market Price” as of any date means the average of the Sale Prices of Lear Common Stock for the 20 trading day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such date, of certain events with respect to Lear Common Stock that would result in an adjustment of the conversion rate.

      “Permitted Liens” means:

(1) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Lear or its Restricted Subsidiaries, as the case may be, in accordance with GAAP (or, in the case of Restricted Subsidiaries organized outside the United States, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization);

(2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings;

(3) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith and deposits securing liabilities to insurance carriers under insurance and self-insurance programs;

(4) Liens (other than any Lien imposed by ERISA) incurred on deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations,

surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, restrictions and other similar encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Lear and its Restricted Subsidiaries taken as a whole;

(6) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings fully covered by insurance or involving, individually or in the aggregate, no more than $40,000,000 at any one time, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken;

(7) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(8) statutory Liens and rights of offset arising in the ordinary course of business of Lear and its Restricted Subsidiaries;

(9) Liens in connection with leases or subleases granted to others and the interest or title of a lessor or sublessor (other than Lear or any of its Subsidiaries) under any lease; and

(10) Liens securing indebtedness in respect of interest rate agreement obligations or currency agreement obligations or commodity hedging arrangements entered into to protect against fluctuations in interest rates or exchange rates or commodity prices and not for speculative reasons.

      “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

      “Principal Credit Facilities” means

      (1) the Third Amended and Restated Credit and Guarantee Agreement, dated as of March 26, 2001, among Lear Corporation, Lear Canada, the Foreign Subsidiary Borrowers (as defined therein), the Lenders Party thereto, Bank of America, N.A., Citibank, N.A. and Deutsche Banc Alex. Brown Inc., as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian Administrative Agent, The Other Agents Named in Schedule IX thereto and The Chase Manhattan Bank, as General Administrative Agent;

      (2) the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 26, 2001, among Lear Corporation, the Foreign Subsidiary Borrowers (as defined therein), the Lenders party thereto, Citicorp USA, Inc. as Syndication Agent, Toronto Dominion (Texas), Inc., as Documentation Agent the Other Agents Named in Schedule IX thereto and Chase Manhattan Bank, as Administrative Agent; and

      (3) the Term Loan Agreement, dated November 17, 1998, between Lear and Toronto Dominion (Texas), Inc., as amended;

in each case, including any related notes, collateral documents, security documents, instruments and agreements entered into in connection therewith and, in each case, as the same may be amended, supplemented or otherwise modified (including any agreement extending the maturity of, increasing the total commitment under or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement), renewed, refunded, replaced, restated or refinanced from time to time.

      “Receivable Financing Transaction” means any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by Lear or any of its Restricted Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable (or an interest therein) by such Special Purpose Subsidiary, in each case without any guarantee by Lear or any of its Restricted Subsidiaries (other than the Special Purpose Subsidiary).

      “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

      The “Sale Price” of Lear Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal national securities exchange on which Lear Common Stock is traded or, if Lear Common Stock is not listed on a national or regional securities exchange, as reported on the Nasdaq Stock Market.

      “Significant Subsidiary” means any Subsidiary which has (i) consolidated assets or in which Lear and its other Subsidiaries have Investments, equal to or greater than 5% of the total consolidated assets of Lear at the end of its most recently completed fiscal year or (ii) consolidated gross revenue equal to or greater than 5% of the consolidated gross revenue of Lear for its most recently completed fiscal year.

      “Special Purpose Subsidiary” means any wholly owned Restricted Subsidiary of Lear created by Lear for the sole purpose of facilitating a Receivable Financing Transaction.

      “Subsidiary” of any Person means (1) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person or by such Person and a subsidiary or subsidiaries of such Person or by a subsidiary or subsidiaries of such Person or (2) any other Person (other than a corporation) in which such Person or such Person and a subsidiary or subsidiaries of such Person or a subsidiary or subsidiaries of such Persons, at the time, directly or indirectly, owns at least a majority voting interest under ordinary circumstances.

      “Unrestricted Subsidiary” means any Subsidiary designated as such by the Board of Directors of Lear; provided, however, that at the time of any such designation by the Board of Directors, such Subsidiary does not constitute a Significant Subsidiary; and provided, further, that at the time that any Unrestricted Subsidiary becomes a Significant Subsidiary it shall cease to be an Unrestricted Subsidiary.

Same-Day Settlement and Payment

      The indenture requires that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. Lear expects that secondary trading in the certificated notes also will be settled in immediately available funds.

Transfer and Exchange

      A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption. Also, the registrar is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

Governing Law

      The indenture, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

      The Bank of New York, as trustee under the indenture, is the paying agent, conversion agent, registrar and custodian with respect to the notes. The Bank of New York is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Book-Entry, Delivery and Form

      The notes are evidenced by fully registered global notes (the “Global Notes”). The Global Notes were deposited on or about the original issue date with, or on behalf of, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

      Upon resale of the notes in accordance with the registration statement of which this prospectus forms a part, beneficial interests in the global notes will be transferred from one or more restricted global securities to one or more unrestricted global securities. Owners of beneficial interests in the notes represented by the global notes will hold their interest pursuant to the procedures and practices of the Depositary. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by the Depositary and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of the Depositary.

      The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole owner or holder of such notes outstanding under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

      Neither we, the trustee, the paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

      Payments in respect of the principal, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest).

      We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect

Participants to the beneficial owner of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      As long as the notes are represented by one or more Global Notes, the Depositary’s nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. See “— Purchase of Notes at the Option of the Holder” and “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to require purchase or conversion of beneficial interests in notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to purchase or conversion with respect to particular notes, the beneficial owner of such notes must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such notes to notify the Depositary of its desire to exercise a right to purchase or conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

      If DTC is at any time unwilling to continue as Depositary and a successor Depositary is not appointed by us within 90 days, or, if an Event of Default has occurred and is continuing, we will issue definitive notes in exchange for the Global Notes.

Description of Capital Stock

       Our authorized capital stock consists of 165,000,000 shares of stock, including:

•	150,000,000 shares of common stock, $0.01 par value per share, of which 65,729,258 shares were outstanding and approximately 10.4 million shares were reserved for issuance pursuant to option and employee benefit plans and 4,813,056 shares were reserved for issuance pursuant to the conversion of the notes as of August 31, 2002; and

•	15,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently issued or outstanding; 750,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with the rights attached to our common stock described below under “- Rights Agreement”.

Common Stock

      This section describes the general terms of our common stock. For more detailed information, you should refer to our Restated Certificate of Incorporation and amended and restated bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

      Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our Restated Certificate of Incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

      Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. We are currently restricted under the terms of our primary credit facilities from paying dividends above certain limited amounts to holders of our common stock. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

      The outstanding shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

      This section describes the general terms and provisions of our preferred stock. We will file a copy of the certificate of designation that contains the terms of each series of preferred stock with the SEC each time we issue a series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

      Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

      Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

      Attached to each share of our common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $125.00 per one one-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The rights expire on March 1, 2010, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us.

      The rights represented by the certificates for our common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

•	ten days after a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of our common stock; or

•	ten business days, or a later date determined by our board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of our outstanding common stock.

      The earlier of these two dates is called the “distribution date.” Separate certificates for the rights will be mailed to holders of record of our common stock as of the distribution date. The rights could then begin trading separately from our common stock.

      Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power is sold or transferred after a person or group becomes an acquiring person, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

      At any time after the acquisition by the acquiring person and before the acquisition by the acquiring person of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one one-thousandth of a Series A Junior Participating Preferred Stock, per right, subject to adjustment.

      The rights are redeemable in whole, but not in part, at $0.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. At no time will the rights have any voting rights.

      The number of outstanding rights, the exercise price payable, and the number of shares of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

      The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination that our board of directors approves.

      The shares of Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will rank junior to all other series of our preferred stock, if any, or any similar stock that specifically provides that it ranks prior to the shares of Series A Junior Participating Preferred Stock. The shares of Series A Junior Participating Preferred Stock will be nonredeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, if, as and when declared, but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Series A Junior Participating Preferred Stock will have 1,000 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of our common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of our common stock.

      The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of March 1, 2000 between us and the rights agent, a copy of which is incorporated by reference into this prospectus, contains the full legal text of the matters described in this section.

Limitation on Directors’ Liability

      Our Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7)of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in our Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

      This prohibition is effective unless:

•	The business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also of officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203 in 1996.

Charter and Bylaw Provisions

      Our bylaws, as amended, contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our secretary (i) not less than 120 days nor more than 150 days prior to the first anniversary of the date of our consent solicitation or proxy statement released to stockholders in connection with our previous year’s annual meeting to bring business before an annual meeting of stockholders and (ii) not less than 60 days nor more than 90 days before the scheduled date of the annual meeting of stockholders to nominate persons for election to our board of directors. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Exchange Act. Our Restated Certificate of Incorporation provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than one nor more than fourteen and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds of office until the third annual stockholders’ meeting for election of directors following the most recent election of such class. Our directors may be removed only for cause.

      The bylaws provide that stockholders may not act by written consent in lieu of a meeting, unless such written consent is signed by a sufficient amount of stockholders required to take such action. Special meetings of the stockholders may be called by the Chief Executive Officer, the President or the Secretary of Lear at the written request of a majority of the board of directors, but may not be called by stockholders. The bylaws may be amended by a majority (and in certain cases, 66 2/3%) of the board of directors or by the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote thereon.

      The foregoing provisions of the Restated Certificate of Incorporation and the amended and restated bylaws, together with the rights agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

      The Bank of New York serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

      Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock on this exchange is “LEA.”

Material United States Federal Income Tax Consequences

General

      The following is a summary discussion of material U.S. federal income tax consequences relevant to holders of the notes and holders of common stock received upon conversion of the notes. Unless otherwise stated, this summary deals only with notes and common stock received upon conversion of the notes held as capital assets by U.S. Holders (defined below). This summary does not purport to deal with beneficial owners of the notes or common stock received upon conversion of the notes in light of their particular circumstances or who are subject to special rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a “straddle” or as part of a “synthetic security”, or a “hedging”, “conversion”, “constructive sale”, “constructive ownership” or “integrated” transaction or other risk reduction transaction for tax purposes.

      We do not address all of the tax consequences that may be relevant to a U.S. Holder. In particular, we do not address:

•	the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, a corporation or partnership for federal income tax purposes that is a holder of the notes or common stock received upon conversion of the notes;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes or common stock received upon conversion of the notes;

•	persons who hold the notes or common stock received upon conversion of the notes whose functional currency is not the U.S. dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes or common stock received upon conversion of the notes.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as in effect on the date of this prospectus, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the federal income tax consequences described in this section, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock received upon conversion of the notes. Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. estate and gift tax, the U.S. alternative minimum tax, and the laws of any state, local or foreign taxing jurisdiction and the potential for a Tax Event to occur.

      WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK RECEIVED UPON CONVERSION OF THE NOTES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER THE U.S. FEDERAL INCOME TAX, THE U.S. ESTATE AND GIFT TAX, THE U.S. ALTERNATIVE MINIMUM TAX, AS WELL AS UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

U.S. Holders

      A U.S. Holder is a beneficial owner of the notes or common stock received upon conversion of the notes who or which is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) such trust was in existence on August 20, 1996, was treated as a U.S. Holder prior to such date and has properly elected to continue to be treated as a domestic trust.

      A Non-U.S. Holder is a holder of the notes or common stock received upon conversion of the notes other than a U.S. Holder.

      Original Issue Discount or Interest on the Notes. The notes were initially sold for less than their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each note over this price at which the notes were sold (the “issue price”) constitutes original issue discount. The notes were issued with non de-minimis original issue discount.

      Accordingly, a U.S. Holder of a note is required to include original issue discount in income as ordinary interest income as it accrues before receipt of the cash attributable to such income, regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Subject to the rules for acquisition premium described below, a U.S. Holder of a note must include in gross income for federal income tax purposes the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year in which such U.S. Holder holds the note. The daily portion is determined by allocating to each day of each accrual period a pro rata portion of an amount equal to the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note, determined by compounding at the close of each accrual period and adjusted for the length of the accrual period. The adjusted issue price of a note at the start of any accrual period will be the issue price of the note increased by the accrued, unpaid original issue discount included in the U.S. Holder’s income for all prior accrual periods. Under this constant accrual method, U.S. Holders generally will have to include in gross income increasingly greater amounts of original issue discount in each accrual period. A U.S. Holder’s original tax basis for determining gain or loss on the sale or other taxable disposition of a note will be increased by any accrued, unpaid original issue discount includable in such U.S. Holder’s gross income. None of the repurchase options or other features of the notes will affect the accrual of original issue discount on the notes for U.S. federal income tax purposes.

      If following a Tax Event we elect to modify the terms of the notes as described in “Description of Notes-Optional Conversion to Semi Annual Cash Pay Notes Upon Tax Event,” each holder will be deemed to exchange (for purposes of determining the holder’s accrual of interest) the note for a new note with an initial issue price equal to the adjusted issue price of the old note immediately prior to the deemed exchange. Further, as a result of the modification in the terms, the new note will have a stated redemption price at maturity equal to the initial issue price of the new note. Consequently, the holder will not accrue original issue discount on the new note. Rather, each holder will include the interest payable on the notes in income in accordance with the holder’s normal method of accounting.

      We or our paying agent is required to furnish annually to the IRS and each U.S. Holder information regarding the amount of original issue discount attributable to that year.

      Acquisition Premium. A U.S. Holder of a note is generally subject to the rules for accruing original issue discount described above. However, if the U.S. Holder’s purchase price for the note exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the note after the purchase date, the excess is acquisition premium and is subject to special rules.

      Acquisition premium ratably offsets the amount of accrued original issue discount otherwise includible in the U.S. Holder’s taxable income. That is, the U.S. Holder may reduce the daily portions of original issue discount by a fraction, the numerator of which is the excess of the U.S. Holder’s purchase price for the note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date over the note’s adjusted issue price. As an alternative to reducing the amount of original issue discount otherwise includible in income by this fraction, the U.S. Holder may elect to compute original issue discount accruals with respect to the notes by treating the purchase as a purchase at original issue and applying the rules described above under “—Original Issue Discount or Interest on the Notes.”

      Market Discount. Under the market discount rules of the Code, a U.S. Holder who purchases a note at a market discount generally will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the U.S. Holder held the note. Market discount is generally defined as the amount by which a U.S. Holder’s purchase price for a note is less than the revised issue price of the note on the date of purchase, subject to a statutory de minimis exception. A note’s revised issue price equals the sum of the issue price of the note and the aggregate amount of the original issue discount includible in the gross income of all holders of the note for periods before the acquisition of the note by the holder, likely reduced, although the Code does not expressly so provide, by any cash payment in respect of the note. A U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the note until the U.S. Holder disposes of the note in a taxable transaction.

      A U.S. Holder who has elected under applicable Code provisions to include market discount in income annually as the discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. A U.S. Holder’s tax basis in a note is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

      Election to Treat all Interest on Notes as Original Issue Discount. U.S. Holders may elect to include in gross income all amounts in the nature of interest that accrue on a note, including any stated interest, acquisition discount, original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium, by using the rules described above under “—Original Issue Discount or Interest on the Notes.” An election for a note with market discount results in a deemed election to accrue market discount in income currently for the note and for all other notes acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with permission of the IRS. A U.S. Holder’s tax basis in a note is increased by each accrual of the amounts treated as original issue discount under the election described in this paragraph.

      Gain on Taxable Disposition of the Notes and Common Stock. Upon either the sale, exchange, retirement or other taxable disposition of a note, including as a result of a tender of the notes, and except as discussed in “Conversion of Notes” below, or the taxable disposition of common stock (received upon conversion of the notes), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the proceeds received from such disposition and the U.S. Holder’s adjusted tax basis in the note or common stock, as applicable. Any such gain will be treated as ordinary income to the extent such gain represents accrued but unrecognized market discount on the notes or common stock (as carried over from the notes, as described below).

      A U.S. Holder’s adjusted tax basis in a note generally will equal the holder’s cost of the note increased by any original issue discount or market discount previously included in income by such holder with respect to such note and decreased by any cash payments. A U.S. Holder’s basis in common stock received upon conversion of a note will be the same as the U.S. Holder’s basis in the note at the time of conversion, exclusive of any tax basis allocable to any fractional share, and the holding period for the common stock received on conversion will include the holding period of the note converted. Subject to the market discount rules discussed above, gain or loss recognized on the taxable disposition of a note or common stock (received upon conversion of the notes) generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note or common stock, as applicable, is more than one year. Long-term capital gain recognized by an individual U.S. Holder is generally subject to a maximum U.S. federal income tax of 20%, except with respect to qualified gain on capital assets with a holding period which begins after December 31, 2000 that are held for more than five years, for which the maximum rate is 18%.

      Conversion of Notes. A U.S. Holder’s conversion of a note into common stock generally will not be a taxable event, except with respect to cash received in lieu of a fractional share. To the extent the notes converted into common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to such common stock and will be treated as ordinary income upon disposition of such common stock. Subject to the market discount rules discussed above, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, measured by the difference between the cash received in lieu of the fractional share interest and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share interest.

      Dividends; Adjustment to Conversion Price. Dividends, if any, paid on the common stock generally will be includable in the income of a U.S. Holder of common stock as ordinary income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of notes. If the conversion rate is increased at our discretion or in certain other circumstances, or upon the distribution of rights under a shareholder rights plan, such increase or implementation also may be deemed to be the payment of a taxable dividend to U.S. Holders of notes. The absence of such an adjustment to the conversion rate also may, in certain circumstances, be treated as a taxable dividend to U.S. Holders.

Non-U.S. Holders

      The following discussion is a summary of the principal U.S. federal income tax consequences resulting from the ownership of the notes or our common stock by Non-U.S. Holders. Special rules may apply to you if you are a “controlled foreign corporation”, “passive foreign investment company”, “foreign personal holding company”, a corporation that accumulates earnings to avoid U.S. federal income tax or, in certain circumstances, an individual who is a U.S. expatriate.

      Withholding Tax on Payments of Principal and Original Issue Discount on Notes. Except as described below with respect to effectively connected original issue discount, the payment of principal and interest, including any original issue discount included therein, of a note by us or any of our paying agents to any Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax, provided that in the case of payment of cash in respect of original issue discount (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock within the meaning of the Code and the Treasury Regulations, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, (3) the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in section

881(c)(3)(A) of the Code; and (4) either (A) the Non-U.S. Holder of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on IRS Form W-8BEN or a suitable substitute or successor form, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note certifies under penalties of perjury that an IRS Form W-8BEN, or suitable substitute form, has been received from the Non-U.S. Holder by it or by a financial institution between it and the Non-U.S. Holder and furnishes the payor with a copy thereof. Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to original issue discount on a note if such original issue discount is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder. Under certain circumstances, effectively connected original issue discount received by a corporate Non-U.S. Holder also may be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected original issue discount will not be subject to withholding tax if the holder delivers an IRS Form W-8ECI, to the payor.

      Dividends. Dividends, if any, paid on the common stock to a Non-U.S. Holder and any deemed dividends resulting from an adjustment to the conversion rate (see “— Adjustment to Conversion Price” above), generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty. A Non-U.S. Holder may claim the benefits of a reduced treaty rate of withholding by providing the applicable payor or its agent a properly executed IRS Form W-8BEN or substitute or successor form. Except as otherwise provided under an applicable tax treaty, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends paid, or deemed paid, that: (1) are effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder or (2) if a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder. Such dividends generally are not subject to the 30% withholding rate if the Non-U.S. Holder timely files the appropriate form with the paying agent. If such dividends are received by a Non-U.S. Holder that is a foreign corporation, the Non-U.S. Holder also may be required to pay U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      Gain on Taxable Disposition of the Notes and Common Stock. A Non-U.S. Holder generally will not be required to pay U.S. federal income tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note, including the exchange of a note for common stock, or the sale or exchange of common stock received upon conversion of the notes unless:

(1) in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) has a tax home in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

(2) the gain is effectively connected with the conduct of a U.S. trade or business of or, if a tax treaty applies, is attributable to a U.S. permanent establishment of, the Non-U.S. Holder; or

(3) in the case of the disposition of common stock, we are a U.S. real property holding corporation.

      An individual Non-U.S. Holder described in (1) above will be subject to a flat 30% U.S. federal income tax on the gain derived from sale, which may be offset by U.S. source capital losses even though the holder is not considered a resident of the United States. An individual Non-U.S. Holder described in (2) above will be subject to U.S. federal income tax on the taxable gain derived from the sale. A Non-U.S. Holder that is a foreign corporation and is described in (2) above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profit tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

      We do not believe that we currently are a U.S. real property holding corporation, and we think it is unlikely that we will become one, although there can be no assurance that this will be the case. If we were to become a U.S. real property holding corporation, so long as our common stock continued to be “regularly traded on an established securities market” (as defined in the Code), then (1) so long as the notes are not “regularly traded on an established securities market,” a Non-U.S. Holder would not be subject to U.S. federal income tax on the conversion, redemption or other disposition of a note if on the day the Non-U.S. Holder acquired the note, the notes acquired (directly, indirectly or by application of prescribed attribution rules) had a fair market value not greater than the fair market of 5% of our outstanding common stock, (2) so long as the notes are “regularly traded on an established securities market,” a Non-U.S. Holder would not be subject to U.S. federal income tax on the conversion, redemption or other disposition of a note if the Non-U.S. Holder never holds or held (directly, indirectly or by application of prescribed attribution rules) at any time during the shorter of the five-year period preceding the disposition and such Non-U.S. Holder’s holding period more than five percent of the total fair market value of the notes, and (3) a Non-U.S. Holder would not be subject to U.S. federal income tax on the sale or other disposition of a share of common stock if the Non-U.S. Holder never holds or held (directly, indirectly or by application of prescribed attribution rules) at any time during the shorter of the five year period preceding the date of disposition or such Non-U.S. Holder’s holding period more than five percent of our total outstanding common stock.

Backup Withholding and Information Reporting

      U.S. Holders. Information reporting will apply to original issue discount and any payments of interest or dividends on or the proceeds of the sale or other disposition of the notes or shares of common stock with respect to certain noncorporate U.S. Holders, and backup withholding (currently at a rate of 30%, subject to reduction to 28% by 2006) may apply to such payments unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s federal income tax, provided that the required information is provided to the IRS on a timely basis.

      Non-U.S. Holders. We must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder will not be subject to backup withholding on dividends which such Non-U.S. Holder receives on its shares of common stock if proper certification (usually on IRS Form W-8BEN) of foreign status is provided or the Non-U.S. Holder is a corporation or one of several types of entities and organizations that qualify for an exemption.

      Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal, including cash payments in respect of original issue discount, on the notes by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury on an appropriate IRS Form W-8 or otherwise establishes an exemption, provided that neither we nor our agents have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied. The payment of the proceeds on the disposition of notes or shares of common stock by the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. Except as described below, the proceeds of the disposition by a Non-U.S. Holder of notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding or information reporting. If such broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, or a foreign partnership with certain connections to the United States, information reporting requirements will apply unless such broker has certain documentary evidence in its files of the holder’s Non-U.S. status (and has no actual knowledge to the contrary) or the holder otherwise establishes an exemption.

Selling Securityholders

       The notes were originally issued by us and sold to Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (the “Initial Purchasers”) and resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes.

      The table below sets forth the name of each selling securityholder and the principal amount at maturity of notes that each selling securityholder may offer and sell pursuant to this prospectus and the number of shares of common stock into which those notes are convertible as of the date of this prospectus. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

      We have prepared the table below based on information provided to us by each of the selling securityholders on or prior to August 23, 2002. The percentages are based on $640,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion ratio or 7.5204 shares of our common stock for each $1,000 principal amount at maturity of notes. The conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

			Number of
	Aggregate		shares of
	principal amount		common stock
	at maturity of	Percentage	that may be	Percentage of
	notes that may	of	sold pursuant	shares of
	be sold by this	outstanding	to this	common stock
Name of Selling Security Holder	prospectus	notes	prospectus(1)	outstanding(2)

Absolute Return Fund Ltd.	$1,018,000	*	7,656	*
Allstate Insurance Company	1,300,000	*	9,777	*
Allstate Life Insurance Company	750,000	*	5,640	*
American Fidelity Assurance Company	800,000	*	6,016	*
Associated Electric & Gas Insurance Services Limited	1,000,000	*	7,520	*
Bancroft Convertible Fund, Inc	2,500,000	*	18,801	*
Bank Austria Cayman Islands, Ltd.	2,500,000	*	18,801	*
Black Diamond Capital I, Ltd.	512,000	*	3,850	*
Black Diamond Convertible Offshore LDC	3,036,000	*	22,832	*
Black Diamond Offshore Ltd.	1,966,000	*	14,785	*
CALAMOS® Convertible Fund — CALAMOS® Investment Trust	14,600,000	2.3	109,798	*
CALAMOS® Convertible Growth and Income Fund — CALAMOS® Investment Trust	19,000,000	3.0	142,888	*
CALAMOS® Convertible Portfolio — CALAMOS® Advisors Trust	400,000	*	3,008	*
CALAMOS® Market Neutral Fund — CALAMOS® Investment Trust	25,650,000	4.0	192,898	*
California Public Employee’s Retirement System	15,000,000	2.3	112,806	*
CitiCorp Life Insurance Company	100,000	*	752	*
CitiSAM Ltd	17,300,000	2.7	130,103	*
Clarica Life Insurance Co. — U.S.	800,000	*	6,016	*
Consulting Group Capital Markets Funds	1,270,000	*	9,551	*
Deutsche Bank Securities Inc.	64,700,000	10.0	486,569	*

			Number of
	Aggregate		shares of
	principal amount		common stock
	at maturity of	Percentage	that may be	Percentage of
	notes that may	of	sold pursuant	shares of
	be sold by this	outstanding	to this	common stock
Name of Selling Security Holder	prospectus	notes	prospectus(1)	outstanding(2)

Dorinco Reinsurance Company	1,800,000	*	13,537	*
Double Black Diamond Offshore LDC	10,296,000	1.6	77,430	*
Ellsworth Convertible Growth and Income Fund, Inc.	2,500,000	*	18,801	*
First Union Securities Inc.	23,000,000	3.6	172,969	*
Genesee County Employees’ Retirement System	1,200,000	*	9,024	*
GDO Equity Arbitrage Master Fund	5,000,000	*	37,602	*
Goldman, Sachs & Co. Profit Sharing Master Trust	918,000	*	6,904	*
IMF Convertible Fund	2,900,000	*	21,809	*
ING Convertible Fund	8,900,000	1.4	66,932	*
ING VP Convertible Fund	100,000	*	752	*
Innovest Finanzdienstleistungs AG	1,500,000	*	11,281	*
Investcorp — SAM Fund Ltd	15,400,000	2.4	115,814	*
Jackson County Employees’ Retirement System	525,000	*	3,948	*
Jefferies Umbrella Fund US Convertible Bonds	550,000	*	4,136	*
JP Morgan Securities Inc.	140,000	*	1,052	*
KBC Financial Products USA Inc.	3,225,000	*	24,253
Lehman Brothers Inc.	7,500,000	1.2	56,403	*
Lexington (IMA) Limited	1,721,000	*	12,943	*
Louisiana Workers’ Compensation Corporation	800,000	*	6,016	*
Managed Assets Trust	1,000,000	*	7,520	*
MLQA Convertible Securities Arbitrage, LTD	42,500,000	6.6	319,617	*
Morgan Stanley Capital Services, Inc.	3,500,000	*	26,321	*
National Benefit Life Insurance Company	59,000	*	444	*
NORCAL Mutual Insurance Company	900,000	*	6,768	*
Oakwood Assurance Company	225,000	*	1,692	*
Oakwood Healthcare Inc. Endowment	32,000	*	241	*
Oakwood Healthcare Inc. Funded Depreciation	400,000	*	3,008	*
Oakwood Healthcare Inc. — OHP	58,000	*	436	*
Oakwood Healthcare Inc. (Pension)	750,000	*	5,640	*
OZ Convertible Master Fund, Ltd	3,886,000	*	29,224	*
OZ Mac 13 Ltd	945,000	*	7,107	*
OZ Master Fund, Ltd	42,378,000	6.6	318,700	*
Performa Institutional Fund - US Dollar Convertible Bond	150,000	*	1,128	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,600,000	*	12,033	*
Primerica Life Insurance Company	2,365,000	*	17,786	*
Ramius LP	133,000	*	1,000	*
RCG Baldwin LP	267,000	*	2,008	*
RCG Halifax Master Fund, LTD	1,500,000	*	11,281	*
RCG Latitude Master Fund, LTD	2,600,000	*	19,553	*
RCG Multi Strategy LP	3,000,000	*	22,561	*

			Number of
	Aggregate		shares of
	principal amount		common stock
	at maturity of	Percentage	that may be		Percentage of
	notes that may	of	sold pursuant		shares of
	be sold by this	outstanding	to this		common stock
Name of Selling Security Holder	prospectus	notes	prospectus(1)		outstanding(2)

Rhapsody Fund, LP	29,400,000	4.6	221,100		*
Royal Bank of Canada	4,500,000	*	33,842		*
S.A.C. Capital Associates, LLC	8,000,000	1.3	60,163		*
Sagamore Hill Hub Fund LTD	20,000,000	3.1	150,408		*
SCI Endowment Care Common Trust Fund — Suntrust	165,000	*	1,241		*
Serena Limited	252,000	*	1,895		*
South Dakota Retirement System	8,000,000	1.3	60,163		*
Southern Farm Bureau Life Insurance Company	1,600,000	*	12,033		*
TD Securities (USA) Inc.	2,500,000	*	18,801		*
The Cockrell Foundation	250,000	*	1,880		*
The Travelers Indemnity Company	5,677,000	*	42,693		*
The Travelers Insurance Company-Life	4,292,000	*	32,278		*
The Travelers Insurance Company-Separate Account TLAC	220,000	*	1,654		*
The Travelers Life and Annuity Company	287,000	*	2,158		*
Travelers Series Trust Convertible Bond Portfolio	1,500,000	*	11,281		*
UBS AG London Branch	100,500,000	15.7	755,800		1.1%
UBS Global Equity Arbitrage Master Ltd.	15,000,000	2.3	112,806		*
Wachovia Bank National Association	25,000,000	3.9	188,010		*
Worldwide Transactions Ltd.	490,000	*	3,685		*
Zazove Hedged Convertible Fund L.P.	5,000,000	*	37,602		*
Zurich Institutional Benchmarks Master Fund LTD	5,000,000	*	37,602		*
All other holders of notes or future transferees, pledgees, donees, assignees or successors of any such holders(3)(4)	$31,942,000	5.0%	240,216		*

Total	$640,000,000	100.0%	4,813,056	(5)	6.8%

*	Less than one percent.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 7.5204 shares of common stock per $1,000 principal amount at maturity of the notes. The conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 65,729,258 shares of common stock outstanding as of August 31, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling shareholders will be set forth in post-effective amendments to the registration statement of which this prospectus is a part.

(4)	Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate described in footnote 1 above.

(5)	Represents the number of shares of common stock into which $640,000,000 principal amount at maturity of notes would be convertible at the initial conversion rate described in footnote 1 above.

Plan of Distribution

       The selling securityholders will be offering and selling the notes and the common stock offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a Registration Rights Agreement dated February 14, 2002 with the Initial Purchasers. Pursuant to the Registration Rights Agreement, we have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions and certain other expenses, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

      We are registering the notes and the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have been advised by the selling securityholders that they may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling securityholders or from the purchasers of the notes and common stock for whom they act as agent.

      The notes and the common stock may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These prices will be determined by the holders of the securities by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

      The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      The following selling securityholders have represented to us that they are broker-dealers:

•	Deutsche Banc Securities Inc.;

•	First Union Securities Inc.;

•	ING Convertible Fund;

•	ING VP Convertible Fund;

•	JP Morgan Securities Inc;

•	KBC Financial Products USA Inc;

•	Lehman Brothers Inc.;

•	TD Securities (USA) Inc.; and

•	UBS AG London Branch.

A selling securityholder that is a broker-dealer will be an “underwriter” within the meaning of the Securities Act with respect to any notes or shares of common stock that it is offering pursuant to this prospectus.

      In addition, each of the following selling securityholders has advised us that it is an affiliate of a broker-dealer that has purchased its notes in the ordinary course of its business and that at the time of the purchase of its notes it had no agreement or understanding with any person to distribute the notes or the common stock issuable upon conversion of the notes:

•	Allstate Insurance Company;

•	Allstate Life Insurance Company;

•	CitiCorp Life Insurance Company;

•	Goldman, Sachs & Co. Profit Sharing Master Trust;

•	Managed Assets Trust;

•	MLQA Convertible Securities Arbitrage, LTD;

•	Morgan Stanley Capital Services, Inc.;

•	National Benefit Life Insurance Company;

•	Primerica Life Insurance Company;

•	Royal Bank of Canada;

•	The Travelers Indemnity Company;

•	The Travelers Insurance Company-Life;

•	The Travelers Insurance Company-Separate Account TLAC;

•	The Travelers Life and Annuity Company;

•	Travelers Series Trust Convertible Bond Portfolio;

•	UBS Global Equity Arbitrage Master Ltd.; and

•	Wachovia Bank National Association.

These and all other selling securityholders may be deemed to be underwriters within the meaning of the Securities Act with respect to the notes or shares of common stock that they are offering pursuant to this prospectus.

      In connection with the sale of the notes and the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the shares of common stock, short and deliver the notes and the shares of common stock to close out such short positions, or loan or pledge the notes and the shares of common stock to broker-dealers that in turn may sell the notes and the shares of common stock. Any hedging transactions will be conducted in compliance with the Securities Act.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The outstanding shares of our common stock are listed for trading on the New York Stock Exchange under the symbol “LEA.”

      The notes were issued and sold in February 2002 by us to the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act and resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. Pursuant to the Registration Rights Agreement, we have agreed to indemnify the Initial Purchasers, each selling securityholder and certain underwriters, and each selling securityholder has agreed to indemnify us, the Initial Purchasers, certain underwriters and the other selling securityholders, against specified liabilities arising under the Securities Act.

      The selling securityholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 (the “Exchange Act”). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

      Under the Registration Rights Agreement, we are obligated to use our best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	two years from the date of this prospectus;

•	the date when all of the notes and the shares of common stock issuable upon conversion of the notes covered by the registration statement which this prospectus forms a part, have been sold pursuant to the registration statement;

•	the date when all of the notes and the shares of common stock issuable upon conversion of the notes covered by the registration statement which this prospectus forms a part (i) have been distributed to the public pursuant to Rule 144 of the Securities Act or any successor provision or can be sold immediately without restriction or (ii) can be sold by holders who are not affiliates of Lear without registration under the Securities Act pursuant to Rule 144(k); and

•	the date when all of the notes and the shares of common stock issuable upon conversion of the notes covered by the registration statement which this prospectus forms a part cease to be outstanding.

      We may suspend the effectiveness of the shelf registration statement and the use of this prospectus (not to exceed 90-days in the aggregate in any 12 month period) under the following circumstances:

•	the issuance by the SEC of a stop order or similar proceedings;

•	the occurrence of any event as a result of which this prospectus contains a material misstatement or omission; or

•	the occurrence or existence of any pending corporate development or similar event.

      We will provide notice to holders of the notes of the existence of such suspension. Each selling securityholder has agreed not to trade any notes or common stock issuable upon conversion of the notes which have not been disposed of pursuant to the shelf registration statement or sold pursuant to Rule 144 of the Securities Act or which cannot be sold pursuant to Rule 144(k) of the Securities Act from the time such selling securityholder receives notice from us of a suspension of the effectiveness of the shelf registration statement until the selling securityholder receives copies of a prospectus supplement or amendment or receives written notice from us that this prospectus may be used.

LEGAL MATTERS

      The validity of the notes offered hereby and the shares of common stock issuable upon the conversion of the notes have been passed upon for Lear by Winston & Strawn.

INDEPENDENT AUDITORS

      The financial statements of Lear as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Arthur Andersen LLP has not provided us with a current consent to include their report in this prospectus, and we have dispensed with the requirement to file a current consent in reliance upon Rule 437a of the Securities Act of 1933. Since Arthur Andersen LLP has not provided us with a current consent to include their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

PART II

Information Not Required in Prospectus

Item 14.     Other Expenses of Issuance and Distribution.

      Lear is paying specified fees and expenses of the selling securityholders related to this offering, except the selling securityholders will pay any applicable underwriting and broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by Lear in connection with this registration statement and the distribution of the notes and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fees	$24,803
Trustees’ and Transfer Agents’ Fees	10,000
Costs of Printing and Engraving	80,000
Legal Fees	100,000
Miscellaneous	5,197

Total	$220,000

Item 15.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no such person adjudged liable to the corporation shall be entitled to indemnification unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that in view of the circumstances of the case, such person is entitled to indemnity. In any type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

      Lear’s Restated Certificate of Incorporation and Bylaws require Lear to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Lear with certain of its executive officers and other key employees, Lear must indemnify such officers and employees in the same manner and to the same extent that, Lear is required to indemnify its directors under the Lear’s Bylaws. Lear’s Restated Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

      Lear has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Lear or its subsidiaries, or that may arise out of their status as directors or officers of Lear or its subsidiaries, including liabilities under the federal and state securities laws.

Item 16.     Exhibits.

      The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 8, 2002).
3.3	Certificate of Incorporation of Lear Operations Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.4	By-laws of Lear Operations Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.5	Certificate of Incorporation of Lear Corporation Automotive Holdings (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.6	By-laws of Lear Corporation Automotive Holdings Corporation (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.7	Certificate of Incorporation of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
3.8	By-laws of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.8 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
3.9	Certificate of Incorporation of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
3.10	By-laws of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.10 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
**3.11	Certificate of Formation of Lear Technologies, LLC.
**3.12	Limited Liability Company Agreement of Lear Technologies, LLC.
**3.13	Certificate of Limited Partnership of Lear Midwest Automotive, Limited Partnership.
**3.14	Agreement of Limited Partnership of Lear Midwest Automotive, Limited Partnership.
**3.15	Articles of Incorporation of Lear Corporation Automotive Systems.
**3.16	Code of Regulations of Lear Corporation Automotive Systems.
**3.17	Deed of Transformation of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation)
**3.18	Bylaws of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation)
**3.19	Articles of Incorporation of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation)
**3.20	By-laws of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation)
4.1	Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999).

Exhibit
Number	Exhibit

4.2	Supplemental Indenture No. 1 to Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
4.3	Supplemental Indenture No. 2 to Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.4	Supplemental Indenture No. 3 to Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.5	Indenture, dated as of March 20, 2001 by and among Lear Corporation, as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4 filed on April 23, 2001).
4.6	Supplemental Indenture No. 1 to Indenture, dated as of March 20, 2001 by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.7	Supplemental Indenture No. 2 to Indenture, dated as of March 20, 2001, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.8	Indenture, dated as of February 20, 2002 by and among Lear Corporation, as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee relating to Lear’s Zero-Coupon Convertible Senior Notes due February 20, 2022, including the form of note attached thereto (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
**5.1	Opinion of Winston & Strawn.
10.1	Purchase Agreement, dated as of February 14, 2002, by and among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50, Lear Corporation Automotive Systems, Lear Technologies, LLC, Lear Midwest Automotive, Limited Partnership, Lear Automotive (EEDS) Spain S.L., Lear Corporation Mexico, S.A. de C.V. and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.2	Registration Rights Agreement, dated as of February 14, 2002, by and among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50, Lear Corporation Automotive Systems, Lear Technologies, LLC, Lear Midwest Automotive, Limited Partnership, Lear Automotive (EEDS) Spain S.L., Lear Corporation Mexico, S.A. de C.V. and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
*12.1	Statement re: computation of ratios
**23.1	Consent of Winston & Strawn (included in Exhibit 5.1).

Exhibit
Number	Exhibit

**24.1	Powers of Attorney of existing Directors.
*24.2	Powers of Attorney of Messers. Fry and Mallett.
**25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York as Trustee under the Indenture.
**99.1	Letter to Commission regarding Arthur Andersen LLP.

*	Filed herewith.
**	Previously filed.

Item 17.     Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Corporation

By:	/s/ DAVID C. WAJSGRAS _______________________________________________________ David C. Wajsgras Senior Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ KENNETH L. WAY Kenneth L. Way	Chairman of the Board	September 16, 2002

/s/ ROBERT E. ROSSITER Robert E. Rossiter	President and Chief Executive Officer and Director (principal executive officer)	September 16, 2002
* James H. Vandenberghe	Vice Chairman and Director	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	September 16, 2002
* Larry W. McCurdy	Director	September 16, 2002
* Irma B. Elder	Director	September 16, 2002
* Roy E. Parrott	Director	September 16, 2002
* David P. Spalding	Director	September 16, 2002
* James A. Stern	Director	September 16, 2002
/s/ DAVID E. FRY David E. Fry	Director	September 16, 2002
/s/ CONRAD L. MALLETT, JR. Conrad L. Mallett, Jr.	Director	September 16, 2002

*By: /s/ DAVID C. WAJSGRAS Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Operations Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Operations Corporation

By:	/s/ JOSEPH F. MCCARTHY _______________________________________________________ Joseph F. McCarthy Vice President, Secretary and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ KENNETH L. WAY Kenneth L. Way	Chairman of the Board and Chief Executive Officer (principal executive officer)	September 16, 2002

/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	Executive Vice President, Chief Financial Officer and Director (principal financial and accounting officer)	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Director	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Lear Corporation Automotive Holdings certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Corporation Automotive Holdings

By:	/s/ JOSEPH F. MCCARTHY _______________________________________ Joseph F. McCarthy Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	President and Director (principal executive officer)	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Chief Financial Officer, and Director (principal financial and accounting officer)	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Vice President, Secretary and Director	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Corporation EEDS and Interiors certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Corporation EEDS and Interiors

By:	/s/ JOSEPH F. MCCARTHY _______________________________________________________ Joseph F. McCarthy Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	President and Director (principal executive officer)	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Chief Financial Officer, and Director (principal financial and accounting officer)	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Director	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Seating Holdings Corp. #50 certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Seating Holdings Corp. #50

By:	/s/ JOSEPH F. MCCARTHY _______________________________________________________ Joseph F. McCarthy Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	President and Director (principal executive officer)	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Treasurer and Director (principal financial and accounting officer)	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Director	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Technologies, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Technologies, LLC
By: Lear Corporation
Its: Sole Member

By:	/s/ DAVID C. WAJSGRAS _______________________________________________________ David C. Wajsgras Senior Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* Kenneth L. Way	Chairman of the Board and Directors of Lear Corporation	September 16, 2002

/s/ ROBERT E. ROSSITER Robert E. Rossiter	President and Chief Executive Officer and Director of Lear Corporation (principal executive officer)	September 16, 2002

* James H. Vandenberghe	Vice Chairman and Director of Lear Corporation	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Senior Vice President and Chief Financial Officer of Lear Corporation (principal financial and accounting officer)	September 16, 2002
* Larry W. McCurdy	Director of Lear Corporation	September 16, 2002

* Irma B. Elder	Director of Lear Corporation	September 16, 2002

* Roy E. Parrott	Director of Lear Corporation	September 16, 2002

* David P. Spalding	Director of Lear Corporation	September 16, 2002

* James A. Stern	Director of Lear Corporation	September 16, 2002

/s/ DAVID E. FRY David E. Fry	Director of Lear Corporation	September 16, 2002

/s/ CONRAD L. MALLETT, JR. Conrad L. Mallett, Jr.	Director of Lear Corporation	September 16, 2002
*By: /s/ DAVID C. WAJSGRAS Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Midwest Automotive, Limited Partnership certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Midwest Automotive, Limited Partnership
By: Lear Corporation Mendon
Its: General Partner

By:	/s/ JOSEPH F. MCCARTHY _______________________________________________________ Joseph F. McCarthy Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	President and Director of Lear Corporation Mendon (principal executive officer)	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Treasurer and Director of Lear Corporation Mendon (principal financial and accounting officer)	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Vice President and Secretary and Director of Lear Corporation Mendon	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Corporation Automotive Systems certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Corporation Automotive Systems

By:	/s/ JOSEPH F. MCCARTHY _______________________________________________________ Joseph F. McCarthy Vice President and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JAMES H. VANDENBERGHE James H. Vandenberghe	President and Director (principal executive officer)	September 16, 2002

/s/ DAVID C. WAJSGRAS David C. Wajsgras	Vice President, Chief Financial Officer and Director (principal financial and accounting officer)	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Vice President, Secretary and Director	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Automotive (EEDS) Spain S.L. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Automotive (EEDS) Spain S.L.

By:	/s/ PAUL JEFFERSON _______________________________________________________ Paul Jefferson President

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ PAUL JEFFERSON Paul Jefferson	President and Director (principal executive officer)	September 16, 2002

/s/ MIGUEL HERRERA-LASSO Miguel Herrera-Lasso	Managing Director and Director (principal financial and accounting officer)	September 16, 2002

/s/ ROBERT C. HOOPER Robert C. Hooper	Director	September 16, 2002

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Authorized United States Representative	September 16, 2002

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Lear Corporation Mexico, S.A. de C.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 16th day of September, 2002.

Lear Corporation Mexico, S.A. de C.V.

By:	/s/ OSVALDO DE FALCO _______________________________________ Osvaldo de Falco President

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ OSVALDO DE FALCO Osvaldo de Falco	President (principal executive officer and principal financial and accounting officer)	September 16, 2002

*	Director	September 16, 2002

Donald J. Stebbins

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Director	September 16, 2002

*	Director	September 16, 2002

Janis N. Acosta

/s/ JOSEPH F. MCCARTHY Joseph F. McCarthy	Authorized United States Representative	September 16, 2002

*By: /s/ JOSEPH F. MCCARTHY Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 8, 2002).
3.3	Certificate of Incorporation of Lear Operations Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.4	By-laws of Lear Operations Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.5	Certificate of Incorporation of Lear Corporation Automotive Holdings (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.6	By-laws of Lear Corporation Automotive Holdings Corporation (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement of Form S-4 filed on June 22, 1999).
3.7	Certificate of Incorporation of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
3.8	By-laws of Lear Corporation EEDS and Interiors (incorporated by reference to Exhibit 3.8 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
3.9	Certificate of Incorporation of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
3.10	By-laws of Lear Seating Holdings Corp. #50 (incorporated by reference to Exhibit 3.10 to Amendment No. 1 to the Company’s Registration Statement of Form S-4 filed on June 6, 2001).
**3.11	Certificate of Formation of Lear Technologies, LLC.
**3.12	Limited Liability Company Agreement of Lear Technologies, LLC.
**3.13	Certificate of Limited Partnership of Lear Midwest Automotive, Limited Partnership.
**3.14	Agreement of Limited Partnership of Lear Midwest Automotive, Limited Partnership.
**3.15	Articles of Incorporation of Lear Corporation Automotive Systems.
**3.16	Code of Regulations of Lear Corporation Automotive Systems.
**3.17	Deed of Transformation of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation)
**3.18	Bylaws of Lear Automotive (EEDS) Spain S.L. (Unofficial English Translation)
**3.19	Articles of Incorporation of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation)
**3.20	By-laws of Lear Corporation Mexico, S.A. de C.V. (Unofficial English Translation)
4.1	Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999).
4.2	Supplemental Indenture No. 1 to Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2000).
4.3	Supplemental Indenture No. 2 to Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

Exhibit
Number	Exhibit

4.4	Supplemental Indenture No. 3 to Indenture, dated as of May 15, 1999, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.5	Indenture, dated as of March 20, 2001 by and among Lear Corporation, as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-4 filed on April 23, 2001).
4.6	Supplemental Indenture No. 1 to Indenture, dated as of March 20, 2001 by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.7	Supplemental Indenture No. 2 to Indenture, dated as of March 20, 2001, by and among Lear Corporation, as Issuer, the Guarantors party thereto, from time to time and the Bank of New York as Trustee (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
4.8	Indenture, dated as of February 20, 2002 by and among Lear Corporation, as Issuer, the Guarantors party thereto from time to time and the Bank of New York as Trustee relating to Lear’s Zero-Coupon Convertible Senior Notes due February 20, 2022, including the form of note attached thereto (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
**5.1	Opinion of Winston & Strawn.
10.1	Purchase Agreement, dated as of February 14, 2002, by and among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50, Lear Corporation Automotive Systems, Lear Technologies, LLC, Lear Midwest Automotive, Limited Partnership, Lear Automotive (EEDS) Spain S.L., Lear Corporation Mexico, S.A. de C.V. and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.2	Registration Rights Agreement, dated as of February 14, 2002, by and among Lear Corporation, Lear Operations Corporation, Lear Corporation Automotive Holdings, Lear Corporation EEDS and Interiors, Lear Seating Holdings Corp. #50, Lear Corporation Automotive Systems, Lear Technologies, LLC, Lear Midwest Automotive, Limited Partnership, Lear Automotive (EEDS) Spain S.L., Lear Corporation Mexico, S.A. de C.V. and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
*12.1	Statement re: computation of ratios
**23.1	Consent of Winston & Strawn (included in Exhibit 5.1).
**24.1	Powers of Attorney of existing Directors.
*24.2	Powers of Attorney of Messers. Fry and Mallett.
**25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York as Trustee under the Indenture.
**99.1	Letter to Commission regarding Arthur Andersen LLP.

*	Filed herewith.

**	Previously filed.